 Filed pursuant to Rule 424(b)(3)
 File No. 333-264628
FS CREDIT REAL ESTATE INCOME TRUST, INC.
Supplement dated May 15, 2025
to
Prospectus dated April 11, 2025
This supplement (“Supplement”) contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Real Estate Income Trust, Inc. dated April 11, 2025 (as so supplemented and amended, the “Prospectus”). Capitalized and/or defined terms used in this Supplement have the same meanings as in the Prospectus, unless otherwise stated herein.
You should carefully consider the “Risk Factors” beginning on page 29 of the Prospectus before you decide to invest in shares of our common stock.
The purposes of this Supplement are as follows:
•
to disclose the transaction price for each class of our common stock as of June 1, 2025;

•
to disclose the calculation of our April 30, 2025 net asset value (“NAV”) per share for all share classes;

•
to provide a market update;

•
to provide updates to our portfolio and our business;

•
to provide updates regarding our financing arrangements;

•
to provide an update to the status of our current public offering; and

•
to include our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

June 1, 2025 Transaction Price
The transaction price for each share class of our common stock for subscriptions accepted as of June 1, 2025 (and repurchases as of May 31, 2025) is as follows:
Transaction Price (per share)
Class S	$24.9753
Class T	$24.7289
Class D	$24.7822
Class M	$24.8449
Class I	$24.0638
Class F*	$25.2988
Class Y*	$24.0388

*
We are offering Class F and Class Y shares in this offering only pursuant to our distribution reinvestment plan.

The June 1, 2025 transaction price for each of our share classes is equal to such class’s NAV per share as of April 30, 2025. A detailed calculation of the NAV per share is set forth below. No transactions or events have occurred since April 30, 2025 that would have a material impact on our NAV per share. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.
April 30, 2025 NAV per Share
Our adviser calculates the NAV per share in accordance with the valuation guidelines approved by our board of directors for the purposes of establishing a price for shares sold in our public offering as well as establishing a repurchase price for shares repurchased pursuant to our share repurchase plan. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.fsinvestments.com and is made available on our toll-free telephone line at 877-628-8575. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for how our NAV is determined. We have included a breakdown of the components of total NAV and NAV per share for April 30, 2025.
The following table provides a breakdown of the major components of our total NAV as of April 30, 2025 (dollar amounts in thousands):
Components of NAV	April 30, 2025
Loans receivable	$7,441,921
Investment in real estate	575,766
Mortgage-backed securities held-to-maturity	177,551
Mortgage-backed securities, at fair value	494,545
Cash and cash equivalents	233,591
Restricted cash	29,032
Other assets	70,996
Collateralized loan obligation, net of deferred financing costs	(3,211,814)
Repurchase agreements payable, net of deferred financing costs	(1,780,315)
Credit facility payable, net of deferred financing costs	(889,399)
Mortgage note, net of deferred financing costs	(124,634)
Accrued stockholder servicing fees(1)	(1,756)
Other liabilities	(89,974)
Net asset value	$2,925,510
Number of outstanding shares	118,938,774

(1)
Stockholder servicing fees only apply to Class S, Class T, Class D and Class M shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a daily basis as such fee is accrued. Under U.S. generally accepted accounting principles (“GAAP”), we accrue future stockholder servicing fees in an amount equal to our best estimate of fees payable to the dealer manager at the time such shares are sold. As of April 30, 2025, we accrued under GAAP $93,702 of stockholder servicing fees payable to the dealer manager. As a result, the estimated liability for the future stockholder servicing fees, which are accrued at the time each share is sold, will have no effect on the NAV of any class. The dealer manager does not retain any of these stockholder servicing fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share by share class as of April 30, 2025 (dollar amounts in thousands, except per share data):
NAV Per Share	Class S Shares	Class T Shares	Class D Shares	Class M Shares	Class I Shares	Class F Shares	Class Y Shares	Total
Net asset value	$1,610,034	$20,331	$10,525	$97,281	$1,151,850	$15,208	$20,281	$2,925,510
Number of outstanding shares	64,465,146	822,142	424,699	3,915,520	47,866,480	601,129	843,658	118,938,774
NAV per Share as of April 30, 2025	$24.9753	$24.7289	$24.7822	$24.8449	$24.0638	$25.2988	$24.0388

Market update
The Treasury yield curve continued to steepen in April, amid massive intra-month volatility, driven by a rapidly changing U.S. tariff regime and its potential impacts on economic growth and inflation. The policy-sensitive 2-year yield fell -28bps, to 3.61% as of April 30, as markets were pricing in approximately four rate cuts in 2025 as of month end, while the 10-year yield saw a more moderate decline of -5bps, to 4.16%. The Bloomberg U.S. Aggregate Index returned 0.39% in April. Amid significant interest rate volatility over the last five years, however, the Agg has generated a negative return (-0.67%).
CRE deal activity and pricing continued to rebound during the first quarter of 2025.
•
Deal volume rose 11% during the first quarter, driven by strong annual increases in apartment (36%), hotel (27%) and industrial (24%) transactions. CRE transaction volume has now expanded each of the past four quarters.1

•
The RCA CPPI National All-Property Index turned mildly positive in the first quarter following nine consecutive quarters in negative territory. Annual pricing data was positive in February (0.2%) and March (0.6%), driven by modest gains in the industrial and retail sectors as well as moderating declines across office and apartment pricing.1

While hard data portray an encouraging picture of the CRE market’s recovery, the CREFC CRE Sentiment Index, a quarterly survey tracking shifts in CRE market conditions, recorded its second-largest drop on record, reflecting the broader decline in consumer sentiment driven primarily by tariff-related uncertainty and market volatility.
Macro uncertainty could pause the recovery in deal activity and pricing, however fundamentals across most property types continued to show improvement during Q1 2025.
•
Net operating income growth moved notably higher within the industrial and retail sectors while occupancy rates remain healthy across all property types outside of office.

•
Meanwhile, completions in the multifamily and industrial sectors will plunge this year as higher rates depleted the new construction pipeline. Supply growth in the retail and office sectors remains essentially nonexistent.

Ultimately, we believe the lack of new supply, combined with a strong demand for space, will promote a meaningful improvement in rent growth across most sectors and allow property owners the opportunity to drive strong income growth once again.
Performance update
FS Credit REIT generated positive total returns across all share classes in April (see table below), driven by monthly distributions, while net asset value (NAV) was nearly unchanged across all share classes.
FS Credit REIT has delivered 61 consecutive months of positive total returns across varying macroeconomic conditions and financial markets including a highly volatile rate environment. FS Credit REIT met 100% of repurchase requests in April.
The current annualized distribution rate is 7.67% for Class I shares, 7.15% for Class D shares, 7.13% for Class M shares, 6.54% for Class S shares and 6.61% for Class T shares, based on the June 1, 2025 transaction price.

MSCI Real Capital Analytics, as of March 2025, latest data available.

•
The tax equivalent distribution rate is 8.57% for Class I shares, 7.99% for Class D shares, 7.97% for Class M shares, 7.31% for Class S shares and 7.39% for Class T shares, based on the June 1, 2025 transaction price.2

FS Credit REIT offers a high level of excess income over short-term rates on a nominal and real basis.
•
Based on the Class I share, FS Credit REIT’s annualized distribution rate of 7.67% is 329 basis points above 3-month Treasury bills (T-bills) on a nominal and real yield basis.3

•
FS Credit REIT’s tax-equivalent annualized distribution rate is 419bps over 3-month T-bills, or 3.0x higher compared to T-bills when comparing real yields/distribution rates.3

As a senior lender, our loans have first claim on rental income ahead of equity holders and are last to absorb losses if property values decline. We believe this seniority is especially important during market pullbacks. While recent market volatility has negatively impacted the public markets, approximately 86% of FS Credit REIT’s portfolio is comprised of private senior loans that are held to maturity at amortized cost, subject to impairment. Therefore, the net asset value is primarily determined primarily on fundamental value rather than market sentiment.
Investment highlights
FS Credit REIT closed on a $54.1 million loan collateralized by an industrial property in Bayonne, N.J.’s Port Region submarket. The property comprises three buildings totaling 519K square feet and a 2.2-acre industrial outdoor storage lot. The Port Region is the largest industrial submarket in Northern NJ and serves one of the most concentrated and affluent consumer markets in the world.
Portfolio highlights
As of April 31, 2025, the portfolio was weighted to multifamily (51%), followed by hospitality (15%) and industrial (11%).
•
The portfolio’s allocation reflects our view that these sectors are well-positioned to benefit from long-term structural trends such as the record-high cost of homeownership (multifamily), strong demand for business and leisure travel (hospitality), and continued demand for technologically advanced warehouse space (industrial).

Assets on nonaccrual represented 2.99% of the portfolio as of April 30, 2025.
We believe the portfolio is well-positioned to deliver an attractive, high level of income and preserve capital driven by the:
•
Debt-focused nature of our strategy, as we believe forward returns in commercial real estate will largely be driven by income generation and property cash flows compared to price appreciation.

•
Relative level of income above cash yields.   While our distribution rate is influenced by the level and direction of short-term rates, we take a long-term approach to setting our distribution. Our distribution policy considers the forward secured overnight financing rate (SOFR) curve, our borrowings, the pace of our capital raise, the expected timing of potential new originations as well as paydowns and prepayments, among other factors. Our distributions have not historically adjusted in lockstep with changes in interest rates.

•
Available liquidity for new investments.   While many traditional lenders and peers are constrained in making new loans, we have maintained a strong liquidity profile which — when combined with

2
Tax-equivalent distribution rate reflects the distribution rate required under the prior tax law in order for an investor to receive the same after-tax income under the new tax law. For example, a REIT’s annualized distribution rate would need to be 8.57% under the prior tax law in order for investors to receive the same amount of after-tax income as a REIT with an annualized distribution rate of 7.67% under the new tax law. The distribution rates quoted assume a 37% tax bracket.

3
Three-month T-bill yield as of May 14, 2025.

proceeds from our continuous offering, and the natural turnover of the portfolio — allows us to remain a capital provider, as evidenced by our purchasing portfolios of CRE loans from commercial banks on three occasions since mid-2024.
•
Continued strong performance of portfolio.   FS Credit REIT has generated positive total returns in 86 out of 88 months; its largest monthly drawdown was just -0.27% in March 2020.

•
High level of equity cushion beneath our loans.   As a senior lender, the loans in our portfolio receive priority. They are first to be paid from rental income and are last to absorb losses if property values decline.

•
Deep experience of FS Investments and Rialto managing through CRE market cycles.   We continue to monitor the portfolio and are proactively engaged with our borrowers. We remain focused on reducing the level of loans on nonaccrual in the portfolio and maximizing shareholder value for the select number of foreclosed properties.

•
Geographically diversified composition of our $9.0 billion portfolio, weighted to multifamily properties.

•
The long-term nature of our borrowings, as approximately 86% of FS Credit REIT’s borrowings are financed through match-term, non-mark-to-market facilities, which help reduce the portfolio’s volatility through changing rate environments, manage risk and drive returns.

Financing Arrangements
BMO-1 Fourth Amendment to Master Repurchase Agreement
On April 17, 2025, FS CREIT Finance BMO-1 LLC (“BMO-1”), an indirect wholly owned special purpose financing subsidiary of FS Credit Real Estate Income Trust, Inc. (the “Company”), as seller, Bank of Montreal, as buyer, and the Company, as guarantor, entered into Amendment No. 4 to Master Repurchase Agreement (“Amendment No. 4”), amending that certain Master Repurchase Agreement dated as of March 3, 2023 (the “MRA”). Amendment No. 4 provides for, among other things, the extension of the MRA termination date from February 27, 2026 to April 16, 2027. The Company executed Amendment No. 4 solely for purposes of ratifying its guaranty of BMO-1’s obligations under the MRA.
GS-1 Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement
On April 25, 2025, FS CREIT Finance GS-1 LLC or (“GS-1”), an indirect wholly owned special-purpose financing subsidiary of FS Credit Real Estate Income Trust, Inc. (the “Company”), as seller, entered into an Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement, or (“A&R MRA”), amending and restating that certain Uncommitted Master Repurchase and Securities Contract Agreement dated as of January 26, 2018, with Goldman Sachs Bank USA, or Goldman Sachs, as purchaser. The A&R MRA provides for, among other things, the extension of the availability period expiration date from January 26, 2026, to April 25, 2028. In connection with the A&R MRA, the Company executed an Amended and Restated Guarantee Agreement for the purposes of, among other things, ratifying its guaranty of GS-1’s obligations under the A&R MRA.
Status of our Offering
We are currently offering on a continuous basis up to $2.75 billion in shares of common stock, consisting of up to $2.4 billion in shares in our primary offering and up to $350 million in shares pursuant to our distribution reinvestment plan. As of the date of this Supplement, we had issued and sold in the Offering (i) 60,355,077 shares of our common stock (consisting of 28,783,644 Class S shares, 29,094,361 Class I shares, 284,556 Class T shares, 304,231 Class D shares, and 1,888,286 Class M shares) in the primary offering for total proceeds of $1,492.93 billion and (ii) 10,065,577 shares of our common stock (consisting of 5,260,828 Class S shares, 4,409,262 Class I shares, 81,858 Class T shares, 36,555 Class D shares, and 277,074 Class M shares) pursuant to our distribution reinvestment plan for a total value of $248.48 million.
Quarterly Report on Form 10-Q
The Prospectus is hereby supplemented with our Quarterly Report on Form 10-Q, excluding exhibits, for the quarter ended March 31, 2025 that was filed with the SEC on May 13, 2025, a copy of which is attached to this Supplement as Appendix A.

APPENDIX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

☒
QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2025
OR
☐
TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM           TO
COMMISSION FILE NUMBER: 000-56163

FS Credit Real Estate Income Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	81-4446064
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
201 Rouse Boulevard Philadelphia, Pennsylvania	19112
(Address of principal executive offices)	(Zip Code)
(215) 495-1150
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act: None.
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒
Indicate the number of shares outstanding of each of the issuer’s classes of common stock as of the latest practicable date.
As of May 9, 2025, there were 601,129 outstanding shares of Class F common stock, 843,658 outstanding shares of Class Y common stock, 829,838 outstanding shares of Class T common stock, 64,950,941 outstanding shares of Class S common stock, 427,523 outstanding shares of Class D common stock, 3,934,236 outstanding shares of Class M common stock and 48,535,200 outstanding shares of Class I common stock.

i

PART I — FINANCIAL INFORMATION
Item 1. Financial Statements.
FS Credit Real Estate Income Trust, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
	March 31, 2025 (Unaudited)	December 31, 2024
Assets
Cash and cash equivalents	$150,288	$61,486
Restricted cash	29,851	29,054
Loans receivable, held-for-investment, net of credit loss allowances of $82,805 and $93,664	7,308,046	7,402,810
Mortgage-backed securities held-to-maturity, net of credit loss allowances of $108 and $137	78,947	78,131
Mortgage-backed securities, at fair value, credit loss allowances of $20,702 and $19,918	388,450	335,720
Reimbursement due from sponsor	357	139
Investments in real estate, held-for-investment	378,748	383,669
Investments in real estate, held-for-sale	164,233	58,278
Receivable for investments sold and repaid	140,820	146,459
Interest receivable	61,819	58,110
Other assets	13,785	15,002
Mortgage loans held in securitization trusts, at fair value	1,923,554	1,633,589
Total assets(1)	$10,638,898	$10,202,447
Liabilities
Collateralized loan obligations, net	$3,235,840	$3,696,034
Repurchase agreements payable, net	1,698,307	1,079,758
Credit facilities payable, net	839,038	837,894
Mortgage note payable, net	124,567	124,368
Due to related party	96,646	100,772
Interest payable	23,774	15,799
Payable for shares repurchased	101,996	42,504
Other liabilities	34,873	53,649
Mortgage obligations issued by securitization trusts, at fair value	1,755,433	1,484,019
Total liabilities(1)	7,910,474	7,434,797
Commitments and contingencies (See Note 11)
Stockholders’ equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 125 and 125 issued and outstanding, respectively	—	—
Class F common stock, $0.01 par value, 125,000,000 shares authorized, 736,830 and 729,680 issued and outstanding, respectively	7	7
Class Y common stock, $0.01 par value, 125,000,000 shares authorized, 843,658 and 843,658 issued and outstanding, respectively	8	8
Class T common stock, $0.01 par value, 125,000,000 shares authorized, 830,362 and 825,192 issued and outstanding, respectively	8	8
Class S common stock, $0.01 par value, 125,000,000 shares authorized, 64,438,603 and 64,784,166 issued and outstanding, respectively	644	648
Class D common stock, $0.01 par value, 125,000,000 shares authorized, 417,326 and 442,779 issued and outstanding, respectively	4	4
Class M common stock, $0.01 par value, 125,000,000 shares authorized, 4,052,079 and 4,638,955 issued and outstanding, respectively	41	46
Class I common stock, $0.01 par value, 300,000,000 shares authorized, 47,842,442 and 48,222,436 issued and outstanding, respectively	478	482
Additional paid-in capital	2,855,273	2,883,909
Accumulated other comprehensive income (loss)	(2,189)	(3,164)
Retained earnings (accumulated deficit)	(125,850)	(114,298)
Total stockholders’ equity	2,728,424	2,767,650
Total liabilities and stockholders’ equity	$10,638,898	$10,202,447

(1)
The March 31, 2025 and December 31, 2024 consolidated balance sheets include assets of consolidated variable interest entities, or VIEs, that can only be used to settle obligations of the VIEs, and liabilities of consolidated VIEs for which creditors do not have recourse to FS Credit Real Estate Income Trust, Inc. As of March 31, 2025 and December 31, 2024, assets of the VIEs totaled $6,015,749 and $6,512,889, respectively, and liabilities of the VIEs totaled $4,999,270 and $5,191,205, respectively. See Note 10 to our consolidated financial statements included herein for further details.

See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share amounts)
	Three Months Ended March 31,
	2025	2024
Net interest income
Interest income	$162,526	$191,726
Less: Interest expense	(104,814)	(110,182)
Interest income on mortgage loans held in securitization trusts	29,119	16,424
Less: Interest expense on mortgage obligations issued by securitization trusts	(25,819)	(14,530)
Net interest income	61,012	83,438
Other expenses
Management fee	9,264	9,393
Performance fee	—	6,165
General and administrative expenses	11,790	11,264
Real estate operating expenses	7,637	1,379
Depreciation and amortization	6,478	1,835
Interest expense on real estate	2,017	2,357
Less: Expense limitation	(342)	—
Net other expenses	36,844	32,393
Other income (loss)
Credit loss expense, net	10,701	(39,960)
Real estate operating income	9,528	4,883
Net change in unrealized gain (loss) on interest rate cap	(582)	(784)
Net realized gain (loss) on mortgage-backed securities, fair value option	—	333
Net realized gain (loss) on extinguishment of debt	—	174
Net change in unrealized gain (loss) on mortgage-backed securities, fair value option	158	77
Unrealized gain (loss) on mortgage loans and obligations held in securitization trusts, net	(853)	532
Total other income (loss)	18,952	(34,745)
Net income before income taxes	43,120	16,300
Income tax expense	(480)	(480)
Net income	42,640	15,820
Preferred stock dividends	(4)	(4)
Net income attributable to FS Credit Real Estate Income Trust, Inc.	$42,636	$15,816
Per share information – basic and diluted
Net income per share of common stock – basic	$0.35	$0.13
Net income per share of common stock – diluted	$0.34	$0.13
Weighted average common stock outstanding – basic	122,516,709	122,749,486
Weighted average common stock outstanding – diluted	125,461,059	122,749,486
See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.
Unaudited Consolidated Statements of Comprehensive Income
(in thousands)
	Three Months Ended March 31,
	2025	2024
Net income	$42,640	$15,820
Other comprehensive income
Net change in unrealized gain (loss) on mortgage-backed securities available-for- sale	975	646
Total other comprehensive income	975	646
Comprehensive income	$43,615	$16,466
See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.
Unaudited Consolidated Statements of Changes in Equity
(in thousands)
	Par Value
	Common Stock Class F	Common Stock Class Y	Common Stock Class T	Common Stock Class S	Common Stock Class D	Common Stock Class M	Common Stock Class I	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)(1)	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
Three Months Ended March 31, 2025
Balance as of December 31, 2024	$7	$8	$8	$648	$4	$46	$482	$2,883,909	$(3,164)	$(114,298)	$2,767,650
Common stock issued	—	—	—	25	—	—	28	123,680	—	—	123,733
Distributions declared	—	—	—	—	—	—	—	—	—	(54,188)	(54,188)
Proceeds from distribution reinvestment plan	—	—	—	6	—	—	5	27,023	—	—	27,034
Repurchases of common stock	—	—	—	(35)	—	(5)	(37)	(186,381)	—	—	(186,458)
Stockholder servicing fees	—	—	—	—	—	—	—	558	—	—	558
Offering costs	—	—	—	—	—	—	—	(928)	—	—	(928)
Restricted stock units issued	—	—	—	—	—	—	—	7,412	—	—	7,412
Net income	—	—	—	—	—	—	—	—	—	42,640	42,640
Dividends on preferred stock	—	—	—	—	—	—	—	—	—	(4)	(4)
Other comprehensive income	—	—	—	—	—	—	—	—	975	—	975
Balance as of March 31, 2025	$7	$8	$8	$644	$4	$41	$478	$2,855,273	$(2,189)	$(125,850)	$2,728,424
Three Months Ended March 31, 2024
Balance as of December 31, 2023	$7	$9	$13	$646	$6	$49	$475	$2,869,801	$(6,986)	$(72,058)	$2,791,962
Common stock issued	—	—	—	23	—	3	27	122,253	—	—	122,306
Distributions declared	—	—	—	—	—	—	—	—	—	(53,840)	(53,840)
Proceeds from distribution reinvestment plan	—	—	—	5	—	—	6	26,741	—	—	26,752
Repurchases of common stock	—	—	(2)	(33)	(1)	—	(14)	(118,037)	—	—	(118,087)
Stockholder servicing fees	—	—	—	—	—	—	—	322	—	—	322
Offering costs	—	—	—	—	—	—	—	(927)	—	—	(927)
Restricted stock units issued	—	—	—	—	—	—	—	7,562	—	—	7,562
Net income	—	—	—	—	—	—	—	—	—	15,820	15,820
Dividends on preferred stock	—	—	—	—	—	—	—	—	—	(4)	(4)
Other comprehensive loss	—	—	—	—	—	—	—	—	646	—	646
Balance as of March 31, 2024	$7	$9	$11	$641	$5	$52	$494	$2,907,715	$(6,340)	$(110,082)	$2,792,512

(1)
Comprised solely of unrealized gain (loss) on mortgage-backed securities, available for sale

See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.
Unaudited Consolidated Statements of Cash Flows
(in thousands)
	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities
Net income	$42,640	$15,820
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Restricted stock units	7,412	7,562
Amortization of deferred fees on loans and debt securities	(6,942)	(2,761)
Amortization of deferred financing costs and discount	13,708	5,441
Credit loss expense, net	(10,701)	39,960
Net unrealized (gain) loss on valuation of interest rate cap	582	784
Net realized (gain) loss on sale of mortgage-backed securities, fair value option	—	(333)
Real estate depreciation and amortization	6,478	1,835
Net unrealized (gain) loss on mortgage-backed securities, fair value option	(158)	(77)
Net unrealized (gain) loss on mortgage loans and obligations held in securitization trusts	853	(532)
Changes in assets and liabilities
Reimbursement due from (due to) sponsor	(218)	—
Interest receivable	(3,709)	(4,015)
Other assets	(321)	(1,992)
Due to related party	—	(1)
Interest payable	7,975	(461)
Other liabilities	(18,505)	2,459
Net cash provided by (used in) operating activities	39,094	63,689
Cash flows from investing activities
Origination and fundings of loans receivable	(437,698)	(268,648)
Principal collections from loans receivable, held-for-investment	447,503	96,813
Exit and extension fees received on loans receivable, held-for-investment	2,138	722
Purchases of mortgage-backed securities, at fair value	(64,057)	(4,489)
Principal repayments of mortgage-backed securities, at fair value	9,969	7,356
Purchases of mortgage loans held in securitization trusts, at fair value	(17,214)	—
Capital improvements to real estate	(1,564)	—
Net cash provided by (used in) investing activities	(60,923)	(168,246)
See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.
Unaudited Consolidated Statements of Cash Flows (continued)
(in thousands)
	Three Months Ended March 31,
	2025	2024
Cash flows from financing activities
Issuance of common stock	123,733	122,306
Repurchases of common stock	(126,966)	(106,167)
Stockholder distributions paid	(26,832)	(27,022)
Stockholder servicing fees paid	(3,569)	(3,595)
Offering costs paid	(928)	(927)
Borrowings under repurchase agreements	1,023,411	85,486
Repayments under repurchase agreements	(403,089)	(29,607)
Borrowings under credit facilities	277,303	173,850
Repayments under credit facilities	(277,266)	(145,500)
Proceeds from issuance of collateralized loan obligations	888,011	—
Repayment of collateralized loan obligations	(1,352,646)	(102,623)
Payment of deferred financing costs	(9,734)	(2,164)
Net cash provided by (used in) financing activities	111,428	(35,963)
Total increase (decrease) in cash, cash equivalents and restricted cash	89,599	(140,520)
Cash, cash equivalents and restricted cash at beginning of period	90,540	256,001
Cash, cash equivalents and restricted cash at end of period	$180,139	$115,481
Supplemental disclosure of cash flow information and non-cash financial activities
Payments of interest	$85,148	$105,202
Accrued stockholder servicing fee	$(4,127)	$(3,917)
Distributions payable	$8,991	$8,834
Reinvestment of stockholder distributions	$27,034	$26,752
Payable for shares repurchased	$101,996	$39,317
Loan principal payments held by servicer	$140,820	$57,596
Consolidation of securitization trusts	$277,673	$—
Transfer of loans receivable held for investments to investments in real estate, held-for-sale	$(105,000)	$—

See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements
(in thousands, except share and per share amounts)
Note 1.   Principal Business and Organization
FS Credit Real Estate Income Trust, Inc., (the “Company”), was incorporated under the general corporation laws of the State of Maryland on November 7, 2016 and formally commenced investment operations on September 13, 2017. The Company is managed by FS Real Estate Advisor, LLC, (“FS Real Estate Advisor” or the “adviser”), a subsidiary of the Company’s sponsor, Franklin Square Holdings, L.P., which does business as FS Investments (“FS Investments”), a national sponsor of alternative investment funds designed for the individual investor. FS Real Estate Advisor has engaged Rialto Capital Management, LLC, (“Rialto” or the “sub-adviser”) to act as its sub-adviser. The Company is currently conducting a public offering of up to $2,750,000 of its Class T, Class S, Class D, Class M and Class I shares of common stock pursuant to a registration statement on Form S-11 filed with the Securities and Exchange Commission (the”SEC”), consisting of up to $2,400,000 in shares in its primary offering and up to $350,000 in shares pursuant to its distribution reinvestment plan. The Company is also conducting a private offering of its Class I common stock to certain accredited investors.
The Company has elected to be taxed as a real estate investment trust (“REIT”), for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2017. The Company intends to be an investment vehicle of indefinite duration focused on real estate debt investments and other real estate-related assets. The shares of common stock are generally intended to be sold and repurchased by the Company on a continuous basis. The Company intends to conduct its operations so that it is not required to register under the Investment Company Act of 1940, as amended (the “1940 Act”).
The Company’s primary investment objectives are to: provide current income in the form of regular, stable cash distributions to achieve an attractive dividend yield; preserve and protect invested capital; realize appreciation in net asset value (“NAV”) from proactive investment management and asset management; and provide an investment alternative for stockholders seeking to allocate a portion of their long-term investment portfolios to commercial real estate debt with lower volatility than public real estate companies.
Note 2.   Summary of Significant Accounting Policies
Basis of Presentation:   The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The unaudited consolidated financial statements include both the Company’s accounts and the accounts of its wholly owned subsidiaries and variable interest entities (“VIEs”), of which the Company is the primary beneficiary, as of March 31, 2025. All significant intercompany transactions have been eliminated in consolidation. In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. The Company has evaluated the impact of subsequent events through the date the unaudited consolidated financial statements were issued.
Use of Estimates:   The preparation of the unaudited consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Principles of Consolidation:   Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 810 — Consolidation, or ASC Topic 810, provides guidance on the identification of a VIE (an entity for which control is achieved through means other than voting rights) and the determination of which business enterprise, if any, should consolidate the VIE. An entity is considered a VIE if any of the following applies: (1) the equity investors (if any) lack one or more of the essential characteristics of a controlling financial interest; (2) the equity investment at risk is insufficient to finance that

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 2.   Summary of Significant Accounting Policies (continued)
entity’s activities without additional subordinated financial support; or (3) the equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest.
The Company consolidates VIEs in which it is considered to be the primary beneficiary. The primary beneficiary is defined as the entity having both of the following characteristics: (1) the power to direct the activities that, when taken together, most significantly impact the VIE’s performance; and (2) the obligation to absorb losses and right to receive the returns from the VIE that would be significant to the VIE. The Company determines whether it is the primary beneficiary of an entity subject to consolidation based on a qualitative assessment of the VIE’s capital structure, contractual terms, nature of the VIE’s operations and purpose and the Company’s relative exposure to the related risks of the VIE on the date it becomes initially involved in the VIE. The Company reassesses its VIE determination with respect to an entity on an ongoing basis. For the Company’s consolidated securitization VIEs, the third party ownership interests are reflected as liabilities in the Company’s consolidated balance sheets because the beneficial interests payable to these third parties are legally issued in the form of debt. The Company’s presentation of net income attributes earnings to controlling and non-controlling interests. Refer to Note 10 for additional discussion of the Company’s VIEs.
Cash, Cash Equivalents and Restricted Cash:   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s uninvested cash is maintained with high credit quality financial institutions, which are members of the Federal Deposit Insurance Corporation. The Company’s cash is held with major financial institutions and generally exceed federally insured limits. Restricted cash primarily represents cash held in accounts to fund additional collateral interests within the Company’s collateralized loan obligations as well as cash held at the property level of the Company’s investments in real estate.
The following table provides a reconciliation of cash, cash equivalents and restricted cash in the Company’s unaudited consolidated balance sheets to the total amount shown in the Company’s unaudited consolidated statements of cash flows:
	March 31,
	2025	2024
Cash and cash equivalents	$150,288	$98,502
Restricted cash	29,851	16,979
Total cash, cash equivalents and restricted cash	$180,139	$115,481
Loans Receivable:   Loans that the Company has the intent and ability to hold for the foreseeable future are classified as held for investment. Loans originated by the Company are carried at amortized cost, net of credit loss allowances as discussed below. Purchased loans are recorded at amortized cost, or unpaid principal balance plus purchase premium or less unamortized discount. Costs to purchase loans are expensed as incurred.
Loans that the Company originates or purchases that the Company is unable to hold, or intends to sell or otherwise dispose of, in the foreseeable future are classified as held-for-sale and are carried at the lower of amortized cost or fair value.
Mortgage-Backed Securities:   Mortgage-backed securities are classified as held-to-maturity or available-for-sale or accounted for under the fair value option. The Company determines the appropriate classification of its securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet’s date. Mortgage-backed securities are classified as held-to-maturity when the Company intends to, and has the ability to hold until maturity. Held-to-maturity securities are stated at amortized

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 2.   Summary of Significant Accounting Policies (continued)
cost on the consolidated balance sheets. The Company’s remaining mortgage-backed securities are classified as either available-for-sale or accounted for under the fair value option and are reported at fair value on the consolidated balance sheets as components of Mortgage-backed securities, at fair value. The Company elected the fair value option for all mortgage-backed securities acquired during the three months ended March 31, 2025. Changes in fair value for mortgage-backed securities accounted for under the fair value option are recorded in the consolidated statements of operations as a component of Net change in unrealized gain (loss) on mortgage-backed securities, fair value option. The Company chose to elect the fair value option in order to simplify the accounting treatment for its investment securities. The fair value option provides an option to elect fair value as an alternative measurement for selected financial instruments. The fair value option may be elected only upon the occurrence of certain specified events, including when the Company enters into an eligible firm commitment, at initial recognition of the financial instrument, as well as upon a business combination or consolidation of a subsidiary. The election is irrevocable unless a new election event occurs. Prior to the quarter ended June 30, 2023, all mortgage-backed securities acquired that were not classified as held-to-maturity were classified as available-for-sale, stated at fair value and the changes in fair value are recorded in other comprehensive income. The Company’s held-to-maturity and available-for-sale securities were subject to CECL (defined below), as discussed below.
Current Expected Credit Loss (“CECL”) Reserve:   The CECL model applies to the Company’s loans receivable, held-for-investment and its mortgage-backed securities held-to-maturity which are carried at amortized cost, including future funding commitments and accrued interest receivable related to those loans and securities. The Company has elected not to measure an allowance for credit losses on accrued interest receivable (which is classified separately on its consolidated balance sheets), but rather write off in a timely manner by reversing interest income and/or cease accruing interest that would likely be uncollectible.
CECL requires an entity to consider historical loss experience, current conditions, and a reasonable and supportable forecast of the macroeconomic environment. Considering the lack of historical company data related to any realized loan losses since its inception, the Company elected to estimate its general CECL reserve by using a probability-weighted analytical model that considers the likelihood of default and loss-given-default for each individual loan. The credit loss model utilizes historical loss rates derived from a third party commercial real estate loan database with historical loan loss data beginning in 1998. The Company provides specific loan-level inputs which include loan-to-value (“LTV”), principal balances, property type, location, coupon, origination year, term, subordination, expected repayment dates and property net operating income. The Company also considers qualitative and environmental factors, including, but not limited to, reasonable and supportable macroeconomic forecasts, business conditions and trends, concentration of credit and changes in the level of such concentrations. The reasonable and supportable forecast period is followed by an immediate reversion period back to historical loss rates.
The Company’s loans typically include commitments to fund incremental proceeds to its borrowers over the life of the loan, which future funding commitments are also subject to the CECL model. The CECL reserve related to future loan fundings is recorded as a component of Other liabilities on the consolidated balance sheets. This CECL reserve is estimated using the same process outlined above for outstanding loan balances, and changes in this component of the CECL reserve will similarly impact the Company’s consolidated net income.
For both the funded and unfunded portions of its loans, the Company considers its internal risk rating of each loan as the primary credit quality indicator underlying the assessment. FS Real Estate Advisor and Rialto perform a quarterly review of the Company’s portfolio of loans. In connection with this review, FS Real Estate Advisor and Rialto assess the risk factors of each loan and assign a risk rating based on a variety of factors, including, without limitation, LTV ratio, debt yield, property type, geographic and local market dynamics, physical condition, cash flow volatility, leasing and tenant profile, loan structure and exit

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 2.   Summary of Significant Accounting Policies (continued)
plan and project sponsorship. Based on a 5-point scale, the Company’s loans are rated “1” through “5,” from less risk to greater risk, which ratings are defined as follows:
Loan Risk Rating	Summary Description
1	Very Low Risk
2	Low Risk
3	Medium Risk
4	High Risk/Potential for Loss
5	Impaired/Loss Likely and/or Foreclosure is Probable
Impairment is indicated when it is deemed probable that the Company will not be able to collect all amounts due to it pursuant to the contractual terms of the loan. If a loan is determined to be impaired, the Company assigns the loan a risk rating of 5 and records the impairment as a specific CECL reserve. For determining a specific CECL reserve, financial instruments are assessed outside of the CECL model on an individual basis. For collateral dependent loans that the Company determines foreclosure of the collateral is probable, the Company assigns the loan a risk rating of 5 and measures the expected losses based on the differences between the fair value of the collateral (less costs to sell the asset if repayment is expected through the sale of the collateral) and the amortized cost basis of the loan as of the measurement date. For these loans, the allowance for expected credit losses may be zero if the fair value of the collateral on the measurement date exceeds the amortized cost basis of the loan. For collateral dependent loans where the Company determines foreclosure is not probable, a practical expedient to estimate expected losses may be applied using the difference between the collateral’s fair value (less costs to sell the asset if repayment is expected through the sale of the collateral) and the amortized cost basis of the loan. These valuations require significant judgments, which include assumptions regarding capitalization rates, leasing, creditworthiness of major tenants, occupancy rates, availability of financing, exit plan, loan sponsorship, actions of other lenders, and other factors deemed necessary by FS Real Estate Advisor and Rialto. Actual losses, if any, could ultimately differ from these estimates.
Separate provisions of the CECL model apply to the Mortgage-backed securities available-for-sale, which are carried at fair value with unrealized gains and losses reported as a component of Accumulated other comprehensive income (loss). The Company is required to establish an initial credit loss allowance for those available-for-sale securities that are purchased with credit deterioration (“PCD”) by grossing up the amortized cost basis of each security and providing an offsetting credit loss allowance for the difference between expected cash flows and contractual cash flows, both on a present value basis.
The Company uses a discounted cash flow method to estimate and recognize a credit loss allowance on its available-for-sale securities. The credit loss allowance represents the difference between the security’s amortized cost basis and the present value of expected cash flows. The credit loss allowance is limited to the difference between the security’s fair value and its amortized cost. Changes in the credit loss allowance are recognized immediately in earnings as a component of Credit loss expense, net.
Real Estate, Held-for-Investment:   The Company receives foreclosed properties in settlement of loans held for investment by taking legal title or physical possession of the properties. Foreclosed properties are generally recognized at the time the real estate is received at foreclosure sale or upon execution of a deed in lieu of foreclosure. Foreclosed properties are initially measured at fair value. If the fair value of the property is less than the carrying value of the loan, the difference is recognized within Credit loss expense, net on the Company’s consolidated statements of operations and the cumulative reserve on the loan is charged off. A gain may be recognized if the fair value of the property exceeds the carrying value of the loan.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 2.   Summary of Significant Accounting Policies (continued)
Upon the acquisition of a property, the Company assesses the fair value of acquired tangible and intangible assets (including land, buildings, tenant improvements, above-market and below-market leases, acquired in-place leases, other identified intangible assets and assumed liabilities) and allocates the purchase price to the acquired assets and assumed liabilities. The Company assesses and considers fair value based on estimated cash flow projections that utilize discount and/or capitalization rates that it deems appropriate, as well as other available market information. Estimates of future cash flows are based on several factors including the historical operating results, known and anticipated trends and market and economic conditions. The Company capitalizes acquisition-related costs associated with asset acquisitions.
The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. The Company records acquired in-place lease values based on the Company’s evaluation of the specific characteristics of each tenant’s lease. The Company will record acquired above-market and below-market leases at their fair values which represents the present value of the difference between contractual rents of acquired leases and market rents at the time of the acquisition for the remaining lease term, discounted for tenant credit risks. The Company also considers an allocation of purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including (but not limited to) the nature and extent of the existing relationship with the tenants, the tenants’ credit quality and expectations of lease renewals. Based on its acquisitions to date, the Company’s allocation to customer relationship intangible assets has not been material.
Intangible assets and intangible liabilities are recorded as a component of investment in real estate, held-for-investment on the Company’s consolidated balance sheets. The amortization of acquired above-market, below-market, and in-place leases is recorded as a component of depreciation and amortization, on the Company’s unaudited consolidated statements of operations.
The cost of buildings and improvements includes the purchase price of the Company’s properties and any acquisition-related costs, along with any subsequent improvements to such properties. Real estate, held-for-investment properties are generally depreciated on a straight-line basis over the estimated useful lives of the assets as follows:
Description	Depreciable Life
Building and improvements	2 to 42 years
Furniture, fixtures and equipment	1 to 10 years
Tenant improvements	Shorter of estimated useful life or lease term
Lease intangibles	Over lease term
The Company’s management reviews its real estate, held-for-investment properties for impairment each quarter or when there is an event or change in circumstances that indicates an impaired value. Since the impairment model considers real estate properties to be “long-lived assets to be held and used,” cash flows to determine whether an asset has been impaired are undiscounted. If the Company determines that an impairment has occurred, the affected assets must be reduced to their fair value. During the periods presented, no such impairment occurred.
Real Estate, Held-for-Sale:   The Company evaluates its real estate assets, to determine whether such assets should be classified as held-for-sale. Real estate assets are classified as held for sale when they meet the criteria under ASC Topic 360, which includes, among other things, that the sale of the asset is probable and the transfer of the asset is expected to qualify for recognition as a completed sale within one year. Once a real estate asset is classified as held for sale, depreciation and amortization are suspended and the asset is carried at the lower of the asset’s carrying amount or its fair value less costs to sell.
Fair Value of Financial Instruments:   ASC Topic 820, Fair Value Measurements and Disclosures, or ASC Topic 820, defines fair value, establishes a framework for measuring fair value, and requires certain disclosures

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 2.   Summary of Significant Accounting Policies (continued)
about fair value measurements under GAAP. Specifically, this guidance defines fair value based on exit price, or the price that would be received upon the sale of an asset or the transfer of a liability in an orderly transaction between market participants at the measurement date.
ASC Topic 820 also establishes a fair value hierarchy that prioritizes and ranks the level of market price observability used in measuring financial instruments. Market price observability is affected by a number of factors, including the type of financial instrument, the characteristics specific to the financial instrument, and the state of the marketplace, including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.
Financial instruments measured and reported at fair value are classified and disclosed based on the observability of inputs used in the determination, as follows:
Level 1:
Generally includes only unadjusted quoted prices that are available in active markets for identical financial instruments as of the reporting date.

Level 2:
Pricing inputs include quoted prices in active markets for similar instruments, quoted prices in less active or inactive markets for identical or similar instruments where multiple price quotes can be obtained, and other observable inputs, such as interest rates, yield curves, credit risks, and default rates.

Level 3:
Pricing inputs are unobservable for the financial instruments and include situations where there is little, if any, market activity for the financial instrument. These inputs require significant judgment or estimation by management or third parties when determining fair value and generally represent anything that does not meet the criteria of Levels 1 and 2.

The estimated value of each asset reported at fair value using Level 3 inputs is determined by an internal committee comprised of members of senior management of FS Real Estate Advisor.
Certain of the Company’s assets are reported at fair value either (i) on a recurring basis, as of each quarter-end, or (ii) on a nonrecurring basis, as a result of impairment or other events. The Company generally values its assets recorded at fair value by either (i) discounting expected cash flows based on assumptions regarding the collection of principal and interest and estimated market rates, or (ii) obtaining assessments from third-party dealers. For collateral-dependent loans that are identified as impaired, the Company measures impairment by comparing FS Real Estate Advisor’s estimation of fair value of the underlying collateral (less costs to sell the asset if repayment is expected through the sale of the collateral) to the book value of the respective loan. These valuations may require significant judgments, which include assumptions regarding capitalization rates, leasing, creditworthiness of major tenants, occupancy rates, availability of financing, exit plan, loan sponsorship, actions of other lenders, and other factors deemed necessary by FS Real Estate Advisor and Rialto.
The Company is also required by GAAP to disclose fair value information about financial instruments that are not otherwise reported at fair value in the Company’s consolidated balance sheets, to the extent it is practicable to estimate a fair value for those instruments. These disclosure requirements exclude certain financial instruments and all non-financial instruments.
The following methods and assumptions are used to estimate the fair value of financial instruments, for which it is practicable to estimate that value:
•
Cash and cash equivalents: The carrying amount of cash on deposit and in money market funds approximates fair value.

•
Restricted cash: The carrying amount of restricted cash approximates fair value.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 2.   Summary of Significant Accounting Policies (continued)
•
Loans receivable held-for-investment, net: The fair values for these loans were estimated by FS Real Estate Advisor based on a discounted cash flow methodology taking into consideration factors, including capitalization rates, discount rates, leasing, occupancy rates, availability and cost of financing, exit plan, sponsorship, actions of other lenders, and indications of market value from other market participants.

•
Mortgage-backed securities, at fair value: The fair values for these investments were based upon prices obtained from third-party pricing providers. The third-party pricing providers develop their pricing based on transaction prices of recent trades for similar financial instruments.

•
Mortgage-backed securities held-to-maturity: The fair values for these investments were estimated by FS Real Estate Advisor based on a discounted cash flow methodology pursuant to which a discount rate or market yield is used to discount the estimated future cash flows expected to be received from the underlying investment, which include both future principal and interest payments. Significant increases or decreases in the discount rate or market yield would result in a decrease or increase in the fair value measurement.

•
Collateralized loan obligations, repurchase agreements payable, credit facilities payable, and mortgage note payable: The fair values for these instruments were estimated based on the rate at which similar credit facilities would have currently been priced.

Assets of the Consolidated Mortgage Loans and Liabilities of the Consolidated Mortgage Obligations:   The Company separately presents the assets and liabilities of its consolidated securitization loans as individual line items on its consolidated balance sheets. The liabilities of its consolidated securitization loans consist solely of obligations to the bondholders of the related trusts, and are thus presented as a single line item entitled “Mortgage obligations issued by securitization trusts.” The assets of its consolidated securitization loans consist principally of loans. These assets in the aggregate are likewise presented as a single line item entitled “Mortgage loans held in securitization trusts.” The residual difference shown on its unaudited consolidated statements of operations in the line item “Unrealized gain (loss) on mortgage loans and obligations held in securitization trusts” represents the Company’s beneficial interest in the mortgage loans. The Company elected the fair value option for initial and subsequent recognition of the assets and liabilities of its consolidated securitization mortgage loans held in securitization trusts and the related commercial mortgage-backed securities (“CMBS”) investments. Interest income and interest expense associated with these loans are presented separately on the Company’s consolidated statements of operations.
The securitization mortgage loan assets as a whole can only be used to settle the obligations of the consolidated mortgage loans. The assets of the Company’s securitization mortgage loans are not individually accessible by the bondholders, which creates inherent limitations from a valuation perspective.The securitization mortgage loans in which the Company invests are “static”; that is, no reinvestment is permitted, and there is no active management of the underlying assets. In determining the fair value of the assets and liabilities of the securitization mortgage loans, the Company maximizes the use of observable inputs over unobservable inputs.
The Company’s consolidated mortgage obligations generally represent bonds that are not owned by the Company directly. The majority of these are either traded in the marketplace or can be analogized to similar securities that are traded in the marketplace. For these liabilities, pricing is considered to be Level 2, where the valuation is based upon quoted prices for similar instruments traded in active markets. The Company generally utilizes third party pricing service providers for valuing these liabilities. In order to determine whether to utilize the valuations provided by third parties, the Company conducts an ongoing evaluation of their valuation methodologies and processes, as well as a review of the individual valuations themselves. In evaluating third party pricing for reasonableness, the Company considers a variety of factors, including

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 2.   Summary of Significant Accounting Policies (continued)
market transaction information for the particular bond, market transaction information for bonds within the same trust, market transaction information for similar bonds, the bond’s ratings and the bond’s subordination levels.
For the minority portion of the Company’s consolidated mortgage obligations which consist of unrated or non-investment grade bonds that are not owned by the Company directly, pricing may be either Level 2 or Level 3. If independent third party pricing similar to that noted above is available, the Company considers the valuation to be Level 2. If such third party pricing is not available, the valuation is generated from model-based techniques that use significant unobservable assumptions, and the Company considers the valuation to be Level 3. For mortgage obligations classified as Level 3, valuation is determined based on discounted expected future cash flows which take into consideration expected duration and yields based on market transaction information, ratings, subordination levels, vintage and current market spread. Mortgage obligations may shift between Level 2 and Level 3 of the fair value hierarchy if the significant fair value inputs used to price the mortgage obligations become or cease to be observable.
The individual assets of a mortgage loan are inherently incapable of precise measurement given their illiquid nature and the limitations on available information related to these assets. Because the Company’s methodology for valuing these assets does not value the individual assets of a mortgage loan, but rather uses the value of the mortgage obligations as an indicator of the fair value of mortgage loan assets as a whole, the Company has determined that its valuations of mortgage loan assets in their entirety should be classified in Level 3 of the fair value hierarchy.
Deferred Financing Costs:   Deferred financing costs include issuance and other costs related to the Company’s debt obligations. The deferred financing costs related to the Company’s collateralized loan obligations, repurchase agreements, and mortgage note payable are recorded as a reduction in the net book value of the related liability on the Company’s consolidated balance sheets. Deferred financing costs related to the Company’s revolving credit facilities and facilities that are undrawn as of the reporting date are recorded as an asset on the Company’s consolidated balance sheets. These costs are amortized as interest expense using the straight-line method over the term of the related obligation, which approximates the effective interest method.
Revenue Recognition:   Security transactions are accounted for on the trade date. The Company records interest income from its loans receivable portfolio on an accrual basis to the extent that the Company expects to collect such amounts. The Company does not accrue as a receivable interest or dividends on loans and securities if there is reason to doubt the collectability of such income. Discounts or premiums associated with the investment securities are amortized or accreted into interest income as a yield adjustment on the effective interest method, based on expected cash flows through the expected maturity date of the investment. On at least a quarterly basis, the Company reviews and, if appropriate, makes adjustments to its cash flow projections. The Company records dividend income on the ex-dividend date. Any loan origination fees to which the Company is entitled, loan exit fees, original issue discount and market discount are capitalized and such amounts are amortized as interest income over the respective term of the investment. Upon the prepayment of a loan or security, any unamortized loan origination fees to which the Company is entitled are recorded as fee income. The Company records prepayment premiums on loans and securities as fee income when it receives such amounts.
Loans are considered past due when payments are not made in accordance with the contractual terms. The Company does not accrue as receivable interest on loans if it is not probable that such income will be collected. Unless the loan is both well secured and in the process of collection, loans are placed on non-accrual status when principal or interest is 120 days or more past due or when repayment of interest and principal is, in our judgement, in doubt. Interest payments received on non-accrual loans are generally recognized as interest income on a cash basis. If a full recovery of principal is doubtful, the cost recovery method is applied

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 2.   Summary of Significant Accounting Policies (continued)
whereby any cash received is applied to the outstanding principal balance of the loan. Recognition of interest income on non-performing loans on an accrual basis is resumed when it is probable that the Company will be able to collect amounts due according to the contractual terms. Refer to Note 3 and Note 4 of this document for our disclosure of any investments placed on non-accrual.
Offering Costs:   Offering costs primarily include, among other things, marketing expenses and printing, legal and due diligence fees and other costs pertaining to the Company’s continuous public offering of shares of its common stock, including the preparation of the registration statement and salaries and direct expenses of FS Real Estate Advisor’s personnel, employees of its respective affiliates and others while engaged in such activities. The Company may reimburse FS Real Estate Advisor and Rialto for any offering expenses that they incurred on the Company’s behalf, up to a cap of 0.75% of gross proceeds raised after such time. During the period from November 7, 2016 (Inception) to March 31, 2025, the Company incurred offering costs of $28,382, which were paid on its behalf by FS Investments (see Note 7).
Income Taxes:   The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, commencing with its taxable year ended December 31, 2017. In order to maintain its status as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual REIT taxable income to its stockholders. As a REIT, the Company generally will not be subject to federal income tax on income that it distributes to stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions.
Uncertainty in Income Taxes:   The Company evaluates each of its tax positions to determine if they meet the minimum recognition threshold in connection with accounting for uncertainties in income tax positions taken or expected to be taken for the purposes of measuring and recognizing tax benefits or liabilities in the unaudited consolidated financial statements. Recognition of a tax benefit or liability with respect to an uncertain tax position is required only when the position is “more likely than not” to be sustained assuming examination by taxing authorities. The Company recognizes interest and penalties, if any, related to unrecognized tax liabilities as income tax expense in the unaudited consolidated statements of operations. During the three months ended March 31, 2025 and 2024, the Company did not incur any interest or penalties and none were accrued at March 31, 2025.
Stockholder Servicing Fees:   The Company follows the guidance in ASC Topic 405, Liabilities, when accounting for stockholder servicing fees. The Company will pay stockholder servicing fees over time on its shares of Class T, Class S, Class D and Class M common stock as described in Note 7. The Company records stockholder servicing fees as a reduction to additional paid-in capital and records the related liability in an amount equal to its best estimate of the fees payable in relation to the shares of Class T, Class S, Class D and Class M common stock on the date such shares are issued. The liability will be reduced over time, as the fees are paid to the dealer manager, or adjusted if the fees are no longer payable.
Earnings Per Share:   The restricted stock units grant Class I shares issued to FS Real Estate Advisor and Rialto for payment of the administrative services fee are considered to be participating securities. The impact of these restricted stock units on basic and diluted earnings per common share (“EPS”) has been calculated using the two-class method whereby earnings are allocated to the restricted stock units based on dividends declared and the restricted stock units’ participation rights in undistributed earnings.
Derivative Instruments:   The Company uses interest rate caps to manage risks from fluctuations in interest rates. The Company has not designated any of these contracts as fair value or cash flow hedges for accounting

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 2.   Summary of Significant Accounting Policies (continued)
purposes. The Company records its derivatives on its consolidated balance sheets at fair value and such amounts are included in Other assets. Any changes in the fair value of these derivatives are recorded in earnings.
The valuation of the Company’s interest rate caps are determined based on assumptions that management believes market participants would use in pricing, using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by the Company and its counterparties. However, as of March 31, 2025, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
Recent Accounting Pronouncements:   In November 2024, the FASB issued Accounting Standards Update 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures, or ASU 2024-03, which requires disaggregated disclosure of certain costs and expenses, including purchases of inventory, employee compensation, depreciation, amortization and depletion, within relevant income statement captions. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods beginning with the first quarter ended March 31, 2028. Early adoption and retrospective application is permitted. The Company is currently assessing the impact of this guidance, however, the Company does not expect a material impact on its consolidated financial statements.
Note 3.   Loans Receivable, net
The following table details overall statistics for the Company’s loans receivable portfolio as of March 31, 2025 and December 31, 2024:
	March 31, 2025 (Unaudited)	December 31, 2024
Number of loans	143	145
Principal balance	$7,401,119	$7,507,083
Net book value	$7,308,046	$7,402,810
Unfunded loan commitments(1)	$248,296	$254,768
Weighted-average cash coupon(2)(3)	+3.48%	+3.50%
Weighted-average all-in yield(2)(3)	+3.64%	+3.68%
Weighted-average maximum maturity (years)(4)	2.4	2.4

(1)
The Company may be required to provide funding when requested by the borrowers in accordance with the terms of the underlying agreements.

(2)
The Company’s floating rate loans are expressed as a spread over the relevant benchmark rates, which include Secured Overnight Financing Rate, or SOFR. In addition to cash coupon, all-in yield includes accretion of discount (amortization of premium) and accrual of exit fees.

(3)
As of March 31, 2025 and December 31, 2024, the one-month SOFR rate was 4.32% and 4.50%, respectively.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 3.   Loans Receivable, net (continued)
(4)
Maximum maturity assumes all extension options are exercised by the borrowers; however, loans may be repaid prior to such date.

For the three months ended March 31, 2025 and 2024, the activity in the Company’s loan portfolio, was as follows:
	For the Three Months Ended March 31,
	2025	2024
Loans receivable at beginning of period	$7,496,474	$7,782,219
Loan fundings	437,698	268,648
Loan repayments	(441,864)	(146,229)
Amortization of deferred fees on loans	5,681	1,687
Exit and extension fees received on loans receivable	(2,138)	(722)
Transfer to investments in real estate, net(1)	(105,000)	—
Total loans receivable	7,390,851	7,905,603
CECL reserve	(82,805)	(119,800)
Loans receivable, net	$7,308,046	$7,785,803

(1)
Refer to Note 5 “Real Estate” for further discussion.

The following tables detail the property type and geographic location of the properties securing the loans in the Company’s loans receivable, held-for-investment portfolio as of March 31, 2025 and December 31, 2024:
	March 31, 2025 (Unaudited)		December 31, 2024
Property Type	Net Book Value	Percentage	Net Book Value	Percentage
Multifamily	$4,063,723	55%	$4,158,483	55%
Hospitality	1,107,342	15%	1,052,578	14%
Industrial	885,346	12%	878,656	12%
Office	521,088	7%	522,686	7%
Retail	517,607	7%	574,321	8%
Mixed Use	189,596	3%	190,180	3%
Various	89,997	1%	103,391	1%
Self Storage	16,152	0%	16,179	0%
Total loans receivable	7,390,851	100%	7,496,474	100%
CECL reserve	(82,805)		(93,664)
Loans receivable, net	$7,308,046		$7,402,810

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 3.   Loans Receivable, net (continued)
	March 31, 2025 (Unaudited)		December 31, 2024
Geographic Location(1)	Net Book Value	Percentage	Net Book Value	Percentage
South	$3,457,233	47%	$3,399,087	45%
West	1,539,663	21%	1,509,283	20%
Northeast	1,393,057	19%	1,576,005	21%
Various	663,079	9%	675,558	9%
Midwest	337,819	4%	336,541	5%
Total loans receivable	7,390,851	100%	7,496,474	100%
CECL reserve	(82,805)		(93,664)
Loans receivable, net	$7,308,046		$7,402,810

(1)
As defined by the United States Department of Commerce, Bureau of the Census.

Loan Risk Rating
As further described in Note 2, FS Real Estate Advisor and Rialto assess the risk factors of each loan and assign a risk rating based on a variety of factors, including, without limitation, LTV ratio, debt yield, property type, geographic and local market dynamics, physical condition, cash flow volatility, leasing and tenant profile, loan structure and exit plan and project sponsorship. Based on a 5-point scale, the Company’s loans are rated “1” through “5”, from less risk to greater risk, which ratings are defined in Note 2.
The following table allocates the net book value of the Company’s loans receivable, held-for-investment portfolio based on the Company’s internal risk ratings:
	March 31, 2025 (Unaudited)			December 31, 2024
Risk Rating	Number of Loans	Net Book Value	Percentage	Number of Loans	Net Book Value	Percentage
1	—	$—	—	—	$—	—
2	—	—	—	—	—	—
3	131	6,798,872	92%	132	6,831,933	92%
4	10	535,181	7%	12	559,541	7%
5	2	56,798	1%	1	105,000	1%
Total loans receivable	143	7,390,851	100%	145	7,496,474	100%
CECL reserve		(82,805)			(93,664)
Loans receivable, net, at end of period		$7,308,046			$7,402,810

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 3.   Loans Receivable, net (continued)
The Company’s primary credit quality indicator is its risk ratings, which are further discussed in Note 2. The following tables present the net book value of its loans receivable, held-for-investment portfolio as of March 31, 2025 and December 31, 2024, respectively, by year of origination and risk rating:
	Net Book Value of Loans Receivable by Year of Origination March 31, 2025 (Unaudited)
Risk Rating	2025	2024	2023	2022	2021	Prior	Total
1	$—	$—	$—	$—	$—	$—	$—
2	—	—	—	—	—	—	—
3	421,048	1,078,727	491,179	2,957,242	1,732,996	117,680	6,798,872
4	—	—	—	407,241	113,379	14,561	535,181
5	—	—	—	—	34,235	22,563	56,798
Total loans receivable	$421,048	$1,078,727	$491,179	$3,364,483	$1,880,610	$154,804	$7,390,851
CECL reserve							(82,805)
Loans receivable, net							$7,308,046
	Net Book Value of Loans Receivable by Year of Origination December 31, 2024
Risk Rating	2024	2023	2022	2021	2020	Prior	Total
1	$—	$—	$—	$—	$—	$—	$—
2	—	—	—	—	—	—	—
3	1,152,443	619,077	3,082,618	1,859,065	57,383	61,347	6,831,933
4	—	—	321,160	200,877	14,942	22,562	559,541
5	—	—	105,000	—	—	—	105,000
Total loans receivable	$1,152,443	$619,077	$3,508,778	$2,059,942	$72,325	$83,909	7,496,474
CECL reserve							(93,664)
Loans receivable, net							$7,402,810
Current Expected Credit Loss Reserve
The CECL reserve required under GAAP reflects the Company’s current estimate of potential credit losses related to the loans included in its consolidated balance sheets. The general CECL reserve is measured on a collective basis wherever similar risk characteristics exist within a pool of similar assets. The Company has identified senior loans and mezzanine loans as pools within its loans receivable portfolio. Refer to Note 2 for further discussion of the Company’s CECL reserve.
The following table provides details on the changes in CECL reserve for funded loans by investment pool for the three months ended March 31, 2025 and 2024, recorded in loans receivable, held-for-investment on the consolidated balance sheets:
	Senior Loans	Mezzanine Loans	Total
CECL Reserve as of December 31, 2024	$83,398	$10,266	$93,664
Increase (decrease) in general CECL reserve	(11,583)	724	(10,859)
CECL reserve as of March 31, 2025	$71,815	$10,990	$82,805

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 3.   Loans Receivable, net (continued)
	Senior Loans	Mezzanine Loans	Total
CECL Reserve as of December 31, 2023	$74,074	$5,777	$79,851
Increase (decrease) in general CECL reserve	37,985	1,964	39,949
CECL reserve as of March 31, 2024	$112,059	$7,741	$119,800
As of March 31, 2025 and 2024, the Company’s specific CECL reserve balance was $0 and $2,967, respectively, recorded in loans receivable, held-for-investment on the consolidated balance sheets.
The following table summarizes our risk rated 5 loans as of March 31, 2025, which were analyzed for specific CECL reserves:
Loan Type	Origination Date	Location	Property Type	Amortized Cost	Specific CECL Reserve	Non-accrual Status
Senior Loan	3/12/2021	San Francisco, CA	Office	$34,235	$—	Cash basis – September 2024
Senior Loan	7/18/2018	Washington, DC	Hospitality	$22,500	$—	Cash basis – January 2025
The risk rated 5 loans were determined to be collateral dependent as of March 31, 2025. Loans are assigned a risk rating of 5 when an impairment or a loss is likely and/or foreclosure is probable. The allowance for expected credit losses for loans when foreclosure is probable may be zero if the fair value of the collateral on the measurement date exceeds the amortized cost basis of the loan. The Company estimated expected losses based on the fair value of the collateral of the loan, which was determined by applying a capitalization rate between 7.25% and 9.25%, and a discount rate between 8.75% and 10.50%.
The following table presents an aging analysis for the Company’s portfolio of loans held for investment on amortized cost basis:
	Current or Less Than 30 Days Past Due	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	Total Loans
March 31, 2025(1)	$6,868,819	$236,311	$—	$279,445	$7,384,575
December 31, 2024(2)	$7,050,039	$46,828	$—	$393,669	$7,490,536

(1)
As of March 31, 2025, the Company had six loans with interest income payments 90 days or more past due. Of these loans, five were placed on non-accrual status with a total amortized cost of $235,456. The remaining loan that was not placed on non-accrual status had a total amortized cost of $43,989. Full past due interest was received by the Company on this loan in April 2025.

(2)
As of December 31, 2024, the Company had eight total loans with interest income payments 90 days or more past due. Of these loans, five were placed on non-accrual status with a total amortized cost of $317,988, the remaining were not placed on non-accrual status with a total amortized cost of $75,681.

Current Expected Credit Loss Reserve for Unfunded Loan Commitments
As of March 31, 2025, the Company had unfunded commitments of $248,296. The expected credit losses over the contractual period of its loans are subject to the obligation to extend credit through its unfunded loan commitments. See Note 2 for further discussion of the CECL reserve related to the Company’s unfunded loan commitments.
The following table provides details on the changes in CECL reserve for unfunded loan commitments by investment pool for the three months ended March 31, 2025 and 2024, recorded in other liabilities on the Company’s consolidated balance sheets:

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 3.   Loans Receivable, net (continued)
	Unfunded Commitments CECL Reserve March 31, 2025
	Senior Loans	Mezzanine Loans	Total
CECL Reserve as of December 31, 2024	$1,439	$88	$1,527
Increase (Decrease) in CECL reserve	(531)	(66)	(597)
CECL reserve as of March 31, 2025	$908	$22	$930
	Senior Loans	Mezzanine Loans	Total
CECL Reserve as of December 31, 2023	$1,540	$28	$1,568
Increase (Decrease) in CECL reserve	811	10	821
CECL reserve as of March 31, 2024	$2,351	$38	$2,389
Note 4.   Mortgage Backed Securities
Mortgage-Backed Securities, at Fair Value
Commercial mortgage-backed securities, or CMBS, classified as available-for-sale are reported at fair value on the consolidated balance sheets with changes in fair value recorded in other comprehensive income. CMBS accounted for under the fair value option are reported at fair value on the consolidated balance sheets with changes in fair value recorded in the consolidated statements of operations as a component of Net change in unrealized gain (loss) on mortgage-backed securities, fair value option.
The table below summarizes various attributes of the Company’s investments in CMBS reported at fair value as of March 31, 2025 and December 31, 2024, respectively.
	Outstanding Face Amount	Amortized Cost Basis	Allowance for Credit Losses	Gross Unrealized		Fair Value	Weighted Average
				Gains	Losses		Coupon	Maturity (years)
March 31, 2025 (Unaudited)
CMBS, available-for-sale	$155,002	$150,961	$(20,702)	$568	$(2,755)	$128,072	9.28%(1)	13.0
CMBS, fair value option	$262,581	$259,025	—	$1,393	$(40)	$260,378	6.64%(1)	5.0
December 31, 2024
CMBS, available-for-sale	$156,755	$152,450	$(19,918)	$769	$(3,932)	$129,369	9.39%(2)	13.3
CMBS, fair value option	$207,653	$205,154	—	$1,433	$(238)	$206,350	6.85%(2)	3.8

(1)
Calculated using the one-month SOFR rate of 4.32% as of March 31, 2025.

(2)
Calculated using the one-month SOFR rate of 4.50% as of December 31, 2024.

As of March 31, 2025, there were two CMBS, classified as available-for-sale on non-accrual status with a total amortized cost of $25,677. All future interest collections will be accounted for under the cost recovery method.
The Company uses a discounted cash flow method to estimate and recognize an allowance for its available-for sale securities. The following table provides details on the changes in allowance for credit losses for available-for sale securities:

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 4.   Mortgage Backed Securities (continued)
Three Months Ended March 31, 2025
Allowance for credit losses as of December 31, 2024	$(19,918)
Additions on securities for which credit losses were not previously recorded	—
(Increase) decrease on securities with previously recorded credit losses	(784)
Allowance for credit losses as of March 31, 2025	$(20,702)
The following table presents the gross unrealized losses and estimated fair value of any available-for-sale securities for which an allowance for credit losses has not been recorded that were in an unrealized loss position as of March 31, 2025 and December 31, 2024, respectively.
	Estimated Fair Value		Unrealized Losses
	Securities with a loss less than 12 months	Securities with a loss greater than 12 months	Securities with a loss less than 12 months	Securities with a loss greater than 12 months
March 31, 2025 (Unaudited)
CMBS, available-for-sale	$—	$60,955	$—	$(2,755)
December 31, 2024
CMBS, available-for-sale	$—	$61,467	$—	$(3,932)
As of March 31, 2025 and December 31, 2024, there were seven securities, with unrealized losses reflected in the table above. After evaluating the securities and recording adjustments for credit losses, the Company concluded that the remaining unrealized losses reflected above were noncredit-related and would be recovered from the securities’ estimated future cash flows. The Company considered a number of factors in reaching this conclusion, including that it did not intend to sell the securities, it was not considered more likely than not that the Company would be forced to sell the securities prior to recovering its amortized cost, and there were no material credit events that would have caused the Company to otherwise conclude that it would not recover the cost of the securities.
Mortgage-Backed Securities, Held-to-Maturity
The table below summarizes various attributes of the Company’s investments in held-to-maturity CMBS as of March 31, 2025 and December 31, 2024, respectively.
	Amortized Cost Basis	Credit Loss Allowance	Net Carrying Amount	Gross Unrecognized Holding Gains	Gross Unrecognized Holding Losses	Fair Value
March 31, 2025 (Unaudited)
CMBS, held-to-maturity	$79,055	$(108)	$78,947	$—	$(641)	$78,306
December 31, 2024
CMBS, held-to-maturity	$78,268	$(137)	$78,131	$—	$(1,024)	$77,107

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 4.   Mortgage Backed Securities (continued)
The following table provides details on the changes in CECL reserve for held-to-maturity CMBS for the three months ended March 31, 2025 and 2024:
CECL Reserve as of December 31, 2024	$137
Increase (decrease) in CECL reserve	(29)
CECL reserve as of March 31, 2025	$108
CECL Reserve as of December 31, 2023	$71
Increase (decrease) in CECL reserve	84
CECL reserve as of March 31, 2024	$155
The table below summarizes the maturities of the Company’s investments in held-to-maturity CMBS as of March 31, 2025 and December 31, 2024, respectively:
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
March 31, 2025 (Unaudited)
CMBS, held-to-maturity	$79,055	$48,941	$30,114	$—	$—
December 31, 2024
CMBS, held-to-maturity	$78,268	$—	$48,152	$30,116	$—
Note 5.   Real Estate
Investments in real estate, held-for-investment, consisted of the following as of March 31, 2025 and December 31, 2024:
	March 31, 2025 (Unaudited)	December 31, 2024
Building and building improvements	$279,445	$278,269
Land and land improvements	80,924	80,911
Furniture, fixtures and equipment	5,098	4,736
In-place lease intangibles	46,110	46,104
Total	411,577	410,020
Accumulated depreciation and amortization	(32,829)	(26,351)
Investments in real estate, held-for-investment	$378,748	$383,669
The following table details the Company’s future amortization of intangible assets for each of the next five years and thereafter:
Amortization
2025 (remaining)	$4,137
2026	5,193
2027	5,098
2028	3,879
2029	3,803
Thereafter	4,529
Total	$26,639

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 5.   Real Estate (continued)
The following table presents the future minimum lease payments to be collected under non-cancelable operating leases, excluding tenant reimbursements of expenses:
Contractual Lease Payments
2025	$22,513
2026	18,004
2027	15,494
2028	15,437
2029	14,550
Thereafter	17,092
Total	$103,090
During the three months ended March 31, 2025, the Company received the following foreclosed property in settlement of a loan held-for-investment:
Acquisition Date	Property Type	Location	Purchase Price/Fair Value on the Date of Foreclosure
January 2025(1)	Multifamily	New Rochelle, NY	$105,955

(1)
In January 2025, the Company acquired a multifamily property located in New Rochelle, NY via a deed in lieu of foreclosure. The property previously collateralized a senior loan receivable held-for-investment. The asset was recorded on our consolidated balance sheets at the disclosed value above. Upon acquisition, the Company classified the real estate as held for sale and will not depreciate or amortize the carrying value of the property.

Investments in Real Estate, Held-for-Sale
Investments in real estate, held-for-sale as of March 31, 2025, included two multifamily properties located in Antioch, TN and New Rochelle, NY with an aggregate carrying value of $164,233. Depreciation and amortization are suspended for these properties and the assets are carried at the lower of the asset’s carrying amount or fair value less costs to sell.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 6.   Financing Arrangements
The following tables present summary information with respect to the Company’s outstanding financing arrangements as of March 31, 2025 and December 31, 2024.
	As of March 31, 2025 (Unaudited)
Arrangement	Weighted Average Spread(2)	Amount Outstanding(1)	Amount Available	Maturity Date	Carrying Amount of Collateral	Fair Value of Collateral
Collateralized Loan Obligations
2021-FL2 Notes	+1.75%(5)	$479,905	$—	May 5, 2038	$616,912	$612,911
2021-FL3 Notes	+1.70%(5)	689,401	—	November 4, 2036	879,033	869,509
2022-FL4 Notes	+2.48%(5)	452,871	—	January 31, 2039	693,998	676,381
2024-FL9 Notes	+1.96%(5)	746,894	—	October 21, 2039	793,980	790,845
2025-FL10 Notes	+1.90%(5)	890,237	—	August 19, 2042	966,064	964,617
		3,259,308	—		3,949,987	3,914,263
Repurchase Agreements
WF-1 Facility	+1.75%(3)	99,680	400,320	November 26, 2026	125,255	124,384
GS-1 Facility	+2.06%(4)	344,844	105,156	January 26, 2026	435,021	443,141
BB-1 Facility	+1.95%(5)	27,375	672,625	May 22, 2025	36,459	36,546
MS-1 Facility	+2.65%(6)	3,217	146,783	October 13, 2025	4,500	4,485
RBC Facility	+1.24%(7)	140,717	—	N/A	190,450	191,205
NTX-1 Facility	+1.50%(3)	24,000	226,000	November 10, 2025	29,992	29,816
BMO-1 Facility	(3)	—	25,000	February 27, 2026	—	—
Lucid Facility	+0.91%	72,837	—	N/A	99,999	100,160
WF-2 Facility	+2.50%(3)	212,444	984	October 21, 2026	284,656	283,097
Finance Blue Facility	+1.60%(3)	55,331	—	February 17, 2028	69,473	69,107
CB-1 Facility	+1.92%(3)	722,547	35,834	September 9, 2028	962,419	934,274
		1,702,992	1,612,702		2,238,224	2,216,215
Revolving Credit Facility
MM-1 Facility	+2.30%(6)	850,037	149,963	September 20, 2031	1,127,941	1,110,053
Barclays Facility	(8)	—	425,000	April 24, 2027	—	—
		850,037	574,963		1,127,941	1,110,053
Mortgage Loan	+2.15%(6)	124,700	2,000	July 9, 2025	151,715	184,540
Total		$5,937,037	$2,189,665		$7,467,867	$7,425,071

(1)
The amount outstanding under the facilities approximates their fair value.

(2)
The rates are expressed over the relevant floating benchmark rates, which include Term SOFR and SOFR Average (compounded average of SOFR over a rolling 30-day period).

(3)
Benchmark rate is subject to a 0.00% floor. SOFR benchmark rate is selected with respect to a transaction as set forth in the related transaction confirmation for the underlying transaction.

(4)
Term SOFR is subject to a 0.00% floor. GS-1 and Goldman Sachs may mutually agree on rates outside this range or a different floor on an asset by asset basis.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 6.   Financing Arrangements (continued)
(5)
Term SOFR or SOFR Average (compounded average of SOFR over a rolling 30-day period), subject to a 0.00% floor.

(6)
Term SOFR is subject to a 0.00% floor.

(7)
Borrowings under the RBC Facility consists of one or more floating and fixed rate transactions. Fixed rate transactions are reflected as a spread over the relevant floating benchmark rate.

(8)
Borrowings under the Barclays Facility bear interest, at the Company’s election, at either a base rate plus a spread of 1.25% per annum or one-, three- or six-month Term SOFR plus a spread of 2.25% per annum and a credit spread adjustment of 0.10% per annum.

	As of December 31, 2024
Arrangement	Weighted Average Interest Rate(2)	Amount Outstanding(1)	Amount Available	Maturity Date	Carrying Amount of Collateral	Fair Value of Collateral
Collateralized Loan Obligations
2019-FL1 Notes	+2.12%(5)	$75,257	$—	December 18, 2036	$170,635	$167,117
2021-FL2 Notes	+1.71%(5)	530,971	—	May 5, 2038	615,579	613,601
2021-FL3 Notes	+1.70%(5)	692,948	—	November 4, 2036	897,852	886,073
2022-FL4 Notes	+2.33%(5)	611,666	—	January 31, 2039	823,286	813,333
2022-FL5 Notes	+2.83%(5)	490,597	—	June 17, 2037	620,552	611,895
2022-FL7 Notes	+3.21%(5)	573,385	—	October 17, 2039	757,095	750,863
2024-FL9 Notes	+2.03%(5)	746,894	—	October 21, 2039	821,587	819,772
		3,721,718	—		4,706,586	4,662,654
Repurchase Agreements
WF-1 Facility	(3)	—	500,000	September 26, 2026	—	—
GS-1 Facility	+2.08%(4)	295,512	154,488	January 26, 2025	372,211	382,072
BB-1 Facility	+1.94%(5)	88,875	611,125	February 21, 2025	117,372	117,476
MS-1 Facility	+2.65%(6)	32,889	117,111	October 13, 2025	45,998	45,828
RBC Facility	+1.03%(7)	117,038	—	N/A	149,102	150,107
NTX-1 Facility	+1.56%(3)	143,260	106,740	November 10, 2025	178,900	178,942
BMO-1 Facility	+2.00%(3)	53,200	112,000	February 28, 2025	66,493	66,485
Lucid Facility	+0.89%	63,457	—	N/A	85,027	85,408
WF-2 Facility	+2.50%(3)	233,107	204,011	October 21, 2026	303,884	302,197
Finance Blue Facility	+1.60%(3)	55,331	—	February 17, 2028	69,119	69,107
		1,082,669	1,805,475		1,388,106	1,397,622
Revolving Credit Facilities
MM-1 Facility	+2.30%(6)(7)	850,000	150,000	September 20, 2031	1,106,058	1,097,415
Barclays Facility	(8)	—	425,000	April 24, 2027	—	—
		850,000	575,000		1,106,058	1,097,415
Mortgage Loan	+2.15%(6)	124,700	2,000	July 9, 2025	152,036	186,630
Total		$5,779,087	$2,382,475		$7,352,786	$7,344,321

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 6.   Financing Arrangements (continued)

(1)
The amount outstanding under the facilities approximates their fair value.

(2)
The rates are expressed over the relevant floating benchmark rates, which include Term SOFR and SOFR Average (compounded average of SOFR over a rolling 30-day period).

(3)
Benchmark rate is subject to a 0.00% floor. SOFR benchmark rate is selected with respect to a transaction as set forth in the related transaction confirmation for the underlying transaction.

(4)
Term SOFR is subject to a 0.00% floor. GS-1 and Goldman Sachs may mutually agree on rates outside this range or a different floor on an asset by asset basis.

(5)
Term SOFR or SOFR Average (compounded average of SOFR over a rolling 30-day period), subject to a 0.00% floor.

(6)
Term SOFR is subject to a 0.00% floor.

(7)
Borrowings under the RBC Facility consists of one or more floating and fixed rate transactions. Fixed rate transactions are reflected as a spread over the relevant floating benchmark rate.

(8)
Borrowings under the Barclays Facility bear interest, at the Company’s election, at either a base rate plus a spread of 1.25% per annum or one-, three- or six-month Term SOFR plus a spread of 2.25% per annum and a credit spread adjustment of 0.10% per annum.

The Company’s average borrowings and weighted average interest rate, including the effect of non-usage fees, for the three months ended March 31, 2025 were $5,786,399 and 6.44%, respectively. The Company’s average borrowings and weighted average interest rate, including the effect of non-usage fees, for the year ended December 31, 2024 were $5,726,761 and 7.44%, respectively.
Under its financing arrangements, the Company has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar financing arrangements. The Company was in compliance with all covenants required by its financing arrangements as of March 31, 2025 and December 31, 2024.
Maturities
The Company generally requires the amount outstanding on debt obligations to be paid down before the financing arrangement’s respective maturity date. The following table sets forth the Company’s repayment schedule for secured financings outstanding as of March 31, 2025 based on the maturity date of each financing arrangement:
	Collateralized Loan Obligations(1)	Repurchase Agreements	Revolving Credit Facilities	Mortgage Loan	Total
2025	$24,338	$54,592	$—	$124,700	$203,630
2026	960,759	656,968	—	—	1,617,727
2027	1,145,155	—	—	—	1,145,155
2028	360,090	777,878	—	—	1,137,968
2029	464,684	—	—	—	464,684
Thereafter	304,282	213,554	850,037	—	1,367,873
Total	$3,259,308	$1,702,992	$850,037	$124,700	$5,937,037

(1)
The allocation of repayments under the Company’s collateralized loan obligations is based on the maturity date of each agreement, or the maximum maturity date assuming all extension options are exercised by the borrower if the reinvestment period has expired.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 6.   Financing Arrangements (continued)
Collateralized Loan Obligations
The Company financed certain pools of loans through collateralized loan obligations, which include 2021-FL2, 2021-FL3, 2022-FL4, 2024-FL9 and 2025-FL10, or collectively, the CLOs. The following table outlines the number of loans, including partial loans, and the principal balance of the collateralized pool of interests for each CLO.
	As of March 31, 2025 (Unaudited)
Collateral Assets	Total Count	Principal Balance
2021-FL2	20	$580,551
2021-FL3	22	879,110
2022-FL4	20	694,060
2024-FL9	15	794,077
2025-FL10	22	966,485
Total	99	$3,914,283
Deferred financing costs and discounts related to the collateralization of the CLO notes are amortized to interest expense over the remaining life of the loans. The following table outlines the net book value of the CLOs on the Company’s consolidated balance sheets.
	March 31,
	2025	2024
Face value	$3,259,308	$4,233,633
Unamortized deferred financing costs	(19,624)	(22,880)
Unamortized discount	(3,844)	(8,209)
Net book value	$3,235,840	$4,202,544
Repurchase Agreements
The Company has entered into and maintains in effect eleven repurchase facilities. The Company, through direct or indirect wholly owned subsidiaries, entered into repurchase agreements with Wells Fargo (the “WF-1 Facility and WF-2 Facility”), Goldman Sachs (the “GS-1 Facility”), Royal Bank of Canada (the “RBC Facility”), Barclays Bank PLC (the “BB-1 Facility” and “Finance Blue Facility”), Citibank N.A. (the “CB-1 Facility”), Morgan Stanley Bank, N.A. (the “MS-1 Facility”), Natixis, New York Branch (the “NTX-1 Facility”), Bank of Montreal (the “BMO-1 Facility”), and Lucid Prime Fund ( the “Lucid Facility”). The Company uses repurchase facilities for multiple purposes, including, but not limited to, (i) financing the acquisition and origination of (a) real estate loans or senior controlling participation interests in such loans, (b) pari passu participation interests in mortgage loans and (c) mezzanine loans, and (ii) repurchase transactions of securities and financial instruments. Each repurchase facility is subject to certain representations, warranties, covenants, events of default and indemnities unique to each facility but customary for agreements of this type. Further, the Company has entered into guarantees with respect to each of the repurchase facilities in which the Company guarantees obligations of the facility. Each transaction under each repurchase facility has its own specific terms, such as identification of the assets subject to the transaction, sale price, repurchase price and rate.
The Company incurred deferred financing costs in connection with each repurchase facility, which costs are being amortized to interest expense over the life of that repurchase facility. The following table outlines the net book value of the Company’s repurchase facilities on its consolidated balance sheets.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 6.   Financing Arrangements (continued)
	March 31,
	2025	2024
Face value	$1,702,992	$315,098
Unamortized deferred financing costs	(4,685)	(3,334)
Net book value	$1,698,307	$311,764
WF-2 Facility
On March 26, 2025, FS CREIT Finance WF-2 LLC, entered into a First Amendment to Master Repurchase and Securities Contract, or First Amendment, amending that certain Master Repurchase and Securities Contract dated as of October 18, 2024, with Wells Fargo, as purchaser. The First Amendment provides for, among other things, a reduction of the maximum facility amount from $437,118 to $213,428.
Revolving Credit Facilities
The Company has entered into, and maintains in effect, two revolving credit facilities, the Barclays Facility and the MM-1 Facility. The Barclays Facility is utilized for purposes of financing the operating expenses and general corporate purposes of the Company and its subsidiaries. The MM-1 Facility is utilized for the purposes of financing the acquisition and origination of commercial mortgage loan assets meeting specified eligibility criteria and concentration limits, paying transaction costs and funding distributions to FS CREIT Finance Holdings, LLC (and ultimately to the Company).
The Company incurred deferred financing costs in connection with each revolving credit facility, which costs are being amortized to interest expense over the life of that facility. The following table details the net book value of the Company’s revolving credit facilities on its consolidated balance sheets.
	March 31,
	2025	2024
Face value	$850,037	$948,350
Unamortized deferred financing costs	(10,999)	(9,056)
Net book value	$839,038	$939,294
Mortgage Loan
On June 23, 2022, FS CREIT 555 Aviation LLC, an indirect wholly-owned subsidiary of the Company, entered into a mortgage loan related to its purchase of a commercial real estate asset. The Company incurred deferred financing costs, which are being amortized to interest expense over the life of the facility. The following table details the net book value of the Company’s mortgage loan on its consolidated balance sheets.
	March 31,
	2025	2024
Face value	$124,700	$124,700
Unamortized deferred financing costs	(133)	(865)
Net book value	$124,567	$123,835

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 7.   Related Party Transactions
Compensation of FS Real Estate Advisor, Rialto and the Dealer Manager
Base Management Fee
Pursuant to the fourth amended and restated advisory agreement dated as of December 1, 2022 (the “Advisory Agreement”), FS Real Estate Advisor is entitled to a base management fee equal to 1.25% of the NAV for the Company’s Class T, Class S, Class D, Class M and Class I shares, payable quarterly in arrears. The payment of all or any portion of the base management fee accrued with respect to any quarter may be deferred by FS Real Estate Advisor, without interest, and may be taken in any such other quarter as FS Real Estate Advisor may determine. In calculating the Company’s base management fee, the Company will use its NAV before giving effect to accruals for such fee, the performance fee, the administrative services fee, stockholder servicing fees or distributions payable on its shares. The base management fee is a class-specific expense. No base management fee is paid on the Company’s Class F or Class Y shares.
Performance Fee
FS Real Estate Advisor is also entitled to the performance fee calculated and payable quarterly in arrears in an amount equal to 10.0% of the Company’s Core Earnings (as defined below) for the immediately preceding quarter, subject to a hurdle rate, expressed as a rate of return on average adjusted capital, equal to 1.625% per quarter, or an annualized hurdle rate of 6.5%. As a result, FS Real Estate Advisor does not earn a performance fee for any quarter until the Company’s Core Earnings for such quarter exceed the hurdle rate of 1.625%. For purposes of the performance fee, “adjusted capital” means cumulative net proceeds generated from sales of the Company’s common stock other than Class F common stock (including proceeds from the Company’s distribution reinvestment plan) reduced for distributions from non-liquidating dispositions of the Company’s investments paid to stockholders and amounts paid for share repurchases pursuant to the Company’s share repurchase plan. Once the Company’s Core Earnings in any quarter exceed the hurdle rate, FS Real Estate Advisor will be entitled to a “catch-up” fee equal to the amount of Core Earnings in excess of the hurdle rate, until the Company’s Core Earnings for such quarter equal 1.806%, or 7.222% annually, of adjusted capital. Thereafter, FS Real Estate Advisor is entitled to receive 10.0% of the Company’s Core Earnings.
For purposes of calculating the performance fee, “Core Earnings” means: the net income (loss) attributable to stockholders of Class Y, Class T, Class S, Class D, Class M and Class I shares, computed in accordance with GAAP (provided that net income (loss) attributable to Class Y stockholders shall be reduced by an amount equal to the base management fee that would have been paid if Class Y shares were subject to such fee), including realized gains (losses) not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the performance fee, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between FS Real Estate Advisor and the Company’s independent directors and approved by a majority of the Company’s independent directors. The performance fee is a class-specific expense. No performance fee is paid on the Company’s Class F shares.
Method of Payment
Pursuant to the Advisory Agreement, the base management fee and performance fee may be paid, at FS Real Estate Advisor’s election, in (i) cash, (ii) Class I shares, (iii) performance-contingent rights Class I share awards, or Class I PCRs, or (iv) any combination of cash, Class I shares or Class I PCRs.
Under the Class I PCR agreement entered into between the Company, FS Real Estate Advisor and Rialto, or the Adviser Entities, the PCR Agreement, management and performance fees may be payable to the Adviser

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 7.   Related Party Transactions (continued)
Entities in the form of Class I PCRs to the extent that distributions paid to stockholders in the applicable fiscal quarter exceed the Company’s Adjusted Core Earnings. “Adjusted Core Earnings” means: the net income (loss) attributable to stockholders, computed in accordance with GAAP, including (i) realized gains (losses) not otherwise included in GAAP net income (loss), (ii) stockholder servicing fees, and (iii) reimbursements for organization and offering expenses, and excluding (A) non-cash equity compensation expense, (B) non-cash equity based administration fees, (C) depreciation and amortization, (D) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (E) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items. Thereafter, Class I PCRs may become issuable in the form of Class I shares upon the achievement of the following conditions in any fiscal quarter following the initial issuance of the Class I PCRs, together, the Performance Conditions: (a) Adjusted Core Earnings for the quarter exceed distributions paid to stockholders during such quarter (such difference, the “Excess Distributable Income”) and (b) the annualized distribution yield on the Class I Shares (measured over such quarter) is at least at the yield target determined by management given then-current market conditions, the Yield Target. The initial Yield Target will be a 6.0% annualized yield on the Class I shares.
On the last day of any fiscal quarter in which the Company achieves the Performance Conditions (the “Performance Achievement Date”), the Company will issue to the Adviser Entities the number of Class I shares equal in value to the Excess Distributable Income for such quarter in respect of any outstanding Class I PCRs. The Adviser Entities, and their respective affiliates and employees, may not request repurchase by the Company of any Class I shares issued under the PCR Agreement for a period of six (6) months from the date of issuance. Thereafter, upon ten days’ written notice to the Company by the Adviser Entities, the Company must repurchase any Class I shares requested to be repurchased by the Adviser Entities at the then current transaction price per Class I share; provided that no repurchase shall be permitted that would jeopardize the Company’s qualification as a REIT or violate Maryland law. If, prior to the Performance Achievement Date, (i) the Advisory Agreement is terminated in accordance with Section 12(b) of the Advisory Agreement (other than Section 12(b)(iii) thereof) or (ii) the sub-advisory agreement is terminated in accordance with Section 9(b) thereof (other than Section 9(b)(v) thereof), any rights related to the Class I PCRs evidenced thereby by the terminated party as of the date of such termination shall immediately vest and the Company shall issue the number of Class I shares issuable upon such vesting. If, prior to the Performance Achievement Date, either of the Adviser Entities resigns as the adviser or sub-adviser, respectively, of the Company, then any rights related to the Class I PCRs evidenced thereby as of the date of such resignation shall remain outstanding and Class I shares issuable in respect thereof shall be issued upon achievement of the Performance Conditions.
Administrative Services Fee
Pursuant to the Advisory Agreement, FS Real Estate Advisor is entitled to an administrative services fee equal to 1.0% of the Company’s net asset value per annum attributable to all shares of common stock, before giving effect to any accruals for the base management fee, the performance fee, the administrative services fee, the stockholder servicing fee or any distributions. The administrative services fee is payable quarterly and in arrears in the cash equivalent number of restricted stock units (“Class I RSUs”) representing the right to receive Class I shares of the Company’s common stock (“Class I shares”) based on the then-current Class I transaction price as of the last day of such quarter. Class I RSUs in payment of the administrative services fee will provide the adviser the right to receive a number of Class I shares equivalent to the number of Class I RSUs, subject to the terms and conditions set forth in the Class I RSU Agreement (as defined below).
FS Real Estate Advisor may elect, at a later date, to have the Company repurchase some or all of the Class I shares issued to the adviser in accordance with the Advisory Agreement, including Class I shares issued pursuant to any Class I RSUs, at a per share price equal to the then-current Class I share transaction price.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 7.   Related Party Transactions (continued)
Such Class I shares will not be subject to the repurchase limits of the Company’s share repurchase plan or any reduction or penalty for an early repurchase, provided that the approval of the Company’s independent directors is required for any repurchase request of FS Real Estate Advisor or Rialto, for Class I shares received as payment for advisory fees that, when combined with any stockholder repurchase requests submitted through the Company’s share purchase plan, would cause the Company to exceed the monthly and quarterly repurchase limitations of its share repurchase plan. The FS Real Estate Advisor will have no registration rights with respect to such Class I shares. Any such Class I shares and Class I RSUs issued to Rialto will have the same rights and conditions as those issued to FS Real Estate Advisor.
At least annually, the Company’s board of directors reviews the amount of the administrative services fees and expenses reimbursable to FS Real Estate Advisor, Rialto and unaffiliated third-parties to determine whether such amounts are reasonable in relation to the services provided. The Company will not reimburse FS Real Estate Advisor or Rialto for any services for which it receives a separate fee or for any administrative expenses allocated to employees to the extent they serve as executive officers of the Company.
Class I Restricted Stock Unit Agreement
On December 1, 2022, the Company, FS Real Estate Advisor and Rialto entered into the Class I Restricted Stock Unit Agreement (the “Class I RSU Agreement”). Pursuant to the Class I RSU Agreement, and in accordance with the Advisory Agreement, the administrative services fee will be payable quarterly in arrears on the last day of each quarter in the cash equivalent number of Class I RSUs based on the then-current Class I share transaction price as of the last day of such quarter. On the last day of each quarter, the Company will issue to FS Real Estate Advisor and Rialto the cash equivalent number of Class I RSUs to which each is entitled. Class I RSUs will vest ratably on the first calendar day of the month following the one, two and three-year anniversary of the applicable grant date, provided that (i) 100% of FS Real Estate Advisor’s Class I RSUs will immediately vest upon the nonrenewal or termination of the Advisory Agreement pursuant to Section 12(b)(ii), Section 12(b)(iii) or Section 12(b)(iv) thereof; (ii) 100% of the Sub-Adviser’s Class I RSUs will immediately vest upon the nonrenewal or termination of the sub-advisory agreement between FS Real Estate Advisor and Rialto (the “Sub-Advisory Agreement”) pursuant to Section 9(b)(i), Section 9(b)(iii), Section 9(b)(iv), Section 9(b)(v) or Section 9(b)(vi) thereof; (iii) 100% of FS Real Estate Advisor’s unvested Class I RSUs will be automatically forfeited upon termination of the Advisory Agreement pursuant to Section 12(b)(i) thereof; and (iv) 100% of the Sub-Adviser’s unvested Class I RSUs will be automatically forfeited upon termination of the Sub-Advisory Agreement pursuant to Section 9(b)(ii) thereof. If FS Real Estate Advisor and Rialto resigns as the Company’s adviser or sub-adviser, respectively, then any rights related to the Class I RSUs evidenced thereby as of the date of such resignation will remain outstanding and Class I shares issuable in respect thereof will be issued upon the applicable vesting date. If the Company declares a cash distribution on the Class I shares underlying unvested Class I RSUs, then the Company will credit the account of FS Real Estate Advisor and Rialto with the applicable distribution equivalents, which will be subject to the same vesting and forfeiture restrictions as the Class I RSUs. FS Real Estate Advisor and Rialto, and their respective affiliates and employees, may not request repurchase by the Company of any Class I shares issued under the Class I RSU Agreement for a period of six months from the date of issuance. Thereafter, upon ten days’ written notice to the Company the Company must repurchase any Class I shares requested to be repurchased by FS Real Estate Advisor and Rialto at the most recently published transaction price per Class I share; provided that no repurchase will be permitted that would jeopardize the Company’s qualification as a REIT or violate Maryland law.
On March 11, 2025, the Class I RSU Agreement was amended. As amended, the Class I RSU Agreement provides that (i) RSUs granted after March 31, 2025 will vest ratably over four years starting after the second anniversary of the grant date and (ii) previously issued and outstanding RSUs are eligible to vest proportionally on the first calendar day of the month following the anniversary of the applicable grant date in each of 2026, 2027, 2028 and 2029.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 7.   Related Party Transactions (continued)
Origination and Other Fees
FS Real Estate Advisor has engaged Rialto as sub-adviser to originate or arrange loans and other investments on behalf of the Company, and FS Real Estate Advisor oversees the sub-adviser’s origination activities. In connection with these activities, origination or other fees of up to 1.0% of the loan amount for first lien, subordinated or mezzanine debt, preferred equity financing or other investments may be retained by Rialto or FS Real Estate Advisor. Such origination and other fees will be retained only to the extent they are paid by a borrower or seller, either directly to Rialto or FS Real Estate Advisor or indirectly through the Company. During the three months ended March 31, 2025 and 2024, $3,957 and $2,370, respectively, in origination and other fees were paid directly by a borrower or seller to FS Real Estate Advisor or Rialto and not to the Company.
Offering Costs
FS Investments funded the Company’s offering costs in the amount of $28,382 for the period from November 7, 2016 (Inception) to March 31, 2025. These expenses include legal, accounting, printing, mailing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of the Company’s transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging, and meals, but excluding selling commissions, dealer manager fees and stockholder servicing fees.
FS Real Estate Advisor may be reimbursed for any organization and offering expenses that it or Rialto has incurred on the Company’s behalf, up to a cap of 0.75% of gross proceeds raised. During the three months ended March 31, 2025, the Company paid $928 to FS Real Estate Advisor for offering costs previously funded. As of March 31, 2025, $3,852 of offering expenses previously funded remained subject to reimbursement to FS Real Estate Advisor and Rialto.
Valuation Services Fee
Pursuant to a sub-advisory agreement between FS Real Estate Advisor and Rialto, FS Real Estate Advisor has engaged Rialto to provide periodic valuations of certain investments held by the Company and is entitled to a fee of $1 for each valuation of an individual investment. Rialto shall not be entitled to a fee when an individual investment is valued by an independent valuation firm. Any fees paid to our adviser, the sub-adviser, or their affiliates for any such services does not reduce the advisory fees or the administrative services fees. Any such arrangements are at market terms and rates.
The following table describes the fees and expenses accrued under the advisory agreement and sub-advisory agreement during the three months ended March 31, 2025 and 2024:
			Three Months Ended March 31,
Related Party	Source Agreement	Description	2025	2024
FS Real Estate Advisor	Advisory Agreement	Base Management Fee(1)	$9,264	$9,393
FS Real Estate Advisor	Advisory Agreement	Performance Fee(2)	$—	$6,165
FS Real Estate Advisor	Advisory Agreement	Administrative Services Fee(3)	$7,412	$7,562
Rialto	Sub-Advisory Agreement	Valuation Services Fees(4)	$104	$109
FS Real Estate Advisor or Rialto	Advisory Agreement	Origination and Other Fees	$3,957	$2,370

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 7.   Related Party Transactions (continued)

(1)
During the three months ended March 31, 2025 and 2024, FS Real Estate Advisor received $8,455 and $9,371, respectively, in cash as payment for base management fees. As of March 31, 2025, $10,202 in base management fees were payable to FS Real Estate Advisor.

(2)
During the three months ended March 31, 2025 and 2024, $0 and $5,614, respectively, in performance fees were paid to FS Real Estate Advisor. As of March 31, 2025, $59 performance fees were payable to FS Real Estate Advisor.

(3)
On December 1, 2022, the Company’s method for reimbursing administrative services expense was replaced with an administrative services fee equal to 1.0% of the Company’s NAV per annum attributable to all shares of common stock, before giving effect to any accruals for the base management fee, the performance fee, the administrative services fee, the stockholder servicing fee or any distributions.

(4)
During the three months ended March 31, 2025 and 2024, $104 and $0, respectively, in valuation fees were paid by the Company to Rialto.

Dealer Manager
The dealer manager for the Company’s continuous public offering is FS Investment Solutions, LLC, or FS Investment Solutions, which is an affiliate of FS Real Estate Advisor. Under the amended and restated dealer manager agreement dated as of August 17, 2018, or the dealer manager agreement, FS Investment Solutions is entitled to receive upfront selling commissions of up to 3.0%, and upfront dealer manager fees of 0.5% of the transaction price of each Class T share sold in the primary offering, however such amounts may vary at certain participating broker-dealers provided that the sum will not exceed 3.5% of the transaction price (subject to reductions for certain categories of purchasers). FS Investment Solutions is entitled to receive upfront selling commissions of up to 3.5% of the transaction price per Class S share sold in the primary offering (subject to reductions for certain categories of purchasers). The dealer manager anticipates that all of the selling commissions and dealer manager fees will be re-allowed to participating broker-dealers, unless a particular broker-dealer declines to accept some portion of the dealer manager fee they are otherwise eligible to receive. Pursuant to the dealer manager agreement, the Company also reimburses FS Investment Solutions or participating broker-dealers for bona fide due diligence expenses, provided that total organization and offering expenses shall not exceed 15% of the gross proceeds in the Company’s public offering.
No selling commissions or dealer manager fees are payable on the sale of Class D, Class M, Class I, Class F or Class Y shares or on shares of any class sold pursuant to the Company’s distribution reinvestment plan.
Subject to the limitations described below, the Company pays FS Investment Solutions stockholder servicing fees for ongoing services rendered to stockholders by participating broker-dealers or by broker-dealers servicing stockholders’ accounts, referred to as servicing broker-dealers:
•
with respect to the Company’s outstanding Class T shares equal to 0.85% per annum of the aggregate NAV of its outstanding Class T shares, consisting of an advisor stockholder servicing fee of 0.65% per annum and a dealer stockholder servicing fee of 0.20% per annum; however, with respect to Class T shares sold through certain participating broker-dealers, the advisor stockholder servicing fee and the dealer stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares;

•
with respect to the Company’s outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of its outstanding Class S shares;

•
with respect to the Company’s outstanding Class D shares equal to 0.3% per annum of the aggregate NAV of its outstanding Class D shares; and

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 7.   Related Party Transactions (continued)
•
with respect to the Company’s outstanding Class M shares equal to 0.3% per annum of the aggregate NAV of its outstanding Class M shares.

The Company does not pay a stockholder servicing fee with respect to its Class I, Class F or Class Y shares. The dealer manager reallows some or all of the stockholder servicing fees to participating broker-dealers, servicing broker-dealers and financial institutions (including bank trust departments) for ongoing stockholder services performed by such broker-dealers, and waives (pays back to the Company) stockholder servicing fees to the extent a broker-dealer or financial institution is not eligible or otherwise declines to receive all or a portion of such fees.
The Company will cease paying stockholder servicing fees with respect to any Class D, Class M, Class S and Class T shares held in a stockholder’s account at the end of the month in which the total underwriting compensation from the upfront selling commissions, dealer manager fees and stockholder servicing fees, as applicable, paid with respect to such account would exceed 1.25%, 7.25%, 8.75% and 8.75%, respectively (or a lower limit for shares sold by certain participating broker-dealers or financial institutions) of the gross proceeds from the sale of shares in such account. These amounts are referred to as the sales charge cap. At the end of such month that the sales charge cap is reached, each Class D, Class M, Class S or Class T share in such account will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share.
In addition, the Company will cease paying stockholder servicing fees on each Class D share, Class M share, Class S share and Class T share held in a stockholder’s account and each such share will convert to Class I shares on the earlier to occur of the following: (i) a listing of Class I shares on a national securities exchange; (ii) the sale or other disposition of all or substantially all of the Company’s assets or the Company’s merger or consolidation with or into another entity in a transaction in which holders of Class D, Class M, Class S or Class T shares receive cash and/or shares of stock that are listed on a national securities exchange; or (iii) the date following the completion of the Company’s public offering on which, in the aggregate, underwriting compensation from all sources in connection with the Company’s public offering, including selling commissions, dealer manager fees, stockholder servicing fees and other underwriting compensation, is equal to 10% of the gross proceeds from its primary offering.
The Company accrues future stockholder servicing fees in an amount equal to its best estimate of fees payable to FS Investment Solutions at the time such shares are sold. As of March 31, 2025 and December 31, 2024, the Company accrued $96,646 and $100,772, respectively, of stockholder servicing fees payable to FS Investment Solutions. FS Investment Solutions has entered into agreements with selected dealers distributing the Company’s shares in the public offering, which provide, among other things, for the re-allowance of the full amount of the selling commissions and dealer manager fee and all or a portion of the stockholder servicing fees received by FS Investment Solutions to such selected dealers.
FS Investment Solutions also serves or served as the placement agent for the Company’s private offerings of Class I, Class F and Class Y shares pursuant to placement agreements. FS Investment Solutions does not receive any compensation pursuant to these agreements.
Expense Limitation
The Company has entered into an amended and restated expense limitation agreement with FS Real Estate Advisor and Rialto, or the expense limitation agreement, pursuant to which FS Real Estate Advisor and Rialto have agreed to waive reimbursement of or pay, on a quarterly basis, the Company’s annualized ordinary operating expenses for such quarter to the extent such expenses exceed 1.5% per annum of its average net assets attributable to each of its classes of common stock. The Company will repay FS Real Estate Advisor or Rialto on a quarterly basis any ordinary operating expenses previously waived or paid, but

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 7.   Related Party Transactions (continued)
only if the reimbursement would not cause the then-current expense limitation, if any, to be exceeded. In addition, the reimbursement of expenses will be made only if payable not more than three years from the end of the fiscal quarter in which the expenses were paid or waived.
To the extent that the conditions to recoupment are satisfied in a future quarter (prior to the expiration of the three-year period for reimbursement set forth in the expense limitation agreement), such expenses may be subject to conditional recoupment in accordance with the terms of the expense limitation agreement.
The following table reflects the amounts paid or waived by FS Real Estate Advisor and Rialto under the expense limitation agreement and the expiration date for future possible reimbursements by the Company:
For the Three Months Ended	Amount of Expense Reimbursement	Recoupable Amount	Recoupment paid or payable to sponsor	Expired Amount	Recoupment eligibility expiration
March 31, 2025	$342	$342	$—	$—	March 31, 2028
December 31, 2024	139	139	—	—	December 31, 2027
	$481	$481	$—	$—
Capital Contributions and Commitments
In December 2016, pursuant to a private placement, Michael C. Forman and David J. Adelman, principals of FS Investments, contributed an aggregate of $200 to purchase 8,000 Class F shares at the price of $25.00 per share. These individuals will not tender these shares of common stock for repurchase as long as FS Real Estate Advisor remains the Company’s adviser. FS Investments is controlled by Mr. Forman, the Company’s president and chief executive officer, and Mr. Adelman.
As of March 31, 2025, the ownership in the Company’s Class F Shares by FS Real Estate Advisor and Rialto (and each of their respective affiliates and designees) was $18,181 and $444, respectively.
Note 8.   Stockholders’ Equity
Below is a summary of transactions with respect to shares of the Company’s common stock during the three months ended March 31, 2025 and 2024:
	Shares
	Class F	Class Y	Class T	Class S	Class D	Class M	Class I	Total
Balance as of December 31, 2024	729,680	843,658	825,192	64,784,166	442,779	4,638,955	48,222,436	120,486,866
Issuance of common stock	—	—	15,135	2,696,945	42,152	97,327	2,283,771	5,135,330
Reinvestment of distributions	7,150	—	5,200	567,143	2,959	25,522	478,676	1,086,650
Repurchases of common stock	—	—	—	(3,514,452)	(20,415)	(296,346)	(3,733,132)	(7,564,345)
Transfers in or out	—	—	(15,165)	(95,199)	(50,149)	(413,379)	590,691	16,799
Balance as of March 31, 2025	736,830	843,658	830,362	64,438,603	417,326	4,052,079	47,842,442	119,161,300

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 8.   Stockholders’ Equity (continued)
	Amount
	Class F	Class Y	Class T	Class S	Class D	Class M	Class I	Total
Balance as of December 31, 2024	$17,798	$20,849	$20,848	$1,501,235	$11,165	$108,466	$1,155,063	$2,835,424
Issuance of common stock	—	—	376	67,619	1,049	2,700	51,989	123,733
Reinvestment of distributions	181	—	129	14,453	74	636	11,561	27,034
Repurchases of common stock	—	—	(192)	(87,929)	(876)	(7,387)	(90,074)	(186,458)
Transfers in or out	—	—	(184)	(2,634)	(880)	(10,304)	14,002	—
Accrued stockholder servicing fees(1)	—	—	(17)	(262)	(10)	847	—	558
Balance as of March 31, 2025	$17,979	$20,849	$20,960	$1,492,482	$10,522	$94,958	$1,142,541	$2,800,291
	Shares
	Class F	Class Y	Class T	Class S	Class D	Class M	Class I	Total
Balance as of December 31, 2023	734,184	906,648	1,312,367	64,584,819	646,101	4,939,668	47,503,635	120,627,422
Issuance of common stock	—	—	28,871	2,387,718	27,001	246,717	2,385,956	5,076,263
Reinvestment of distributions	6,911	—	6,964	545,547	3,320	28,998	493,199	1,084,939
Repurchases of common stock	(1,249)	—	(5,825)	(3,336,531)	(10,847)	(52,698)	(1,352,234)	(4,759,384)
Transfers in or out	1	—	(273,559)	(41,821)	(129,836)	(6,631)	377,671	(74,175)
Balance as of March 31, 2024	739,847	906,648	1,068,818	64,139,732	535,739	5,156,054	49,408,227	121,955,065
	Amount
	Class F	Class Y	Class T	Class S	Class D	Class M	Class I	Total
Balance as of December 31, 2023	$17,913	$22,371	$31,238	$1,498,287	$15,989	$115,412	$1,147,391	$2,848,601
Issuance of common stock	—	—	716	59,831	672	6,246	54,841	122,306
Reinvestment of distributions	174	—	173	13,670	83	723	11,929	26,752
Repurchases of common stock	(32)	—	(144)	(83,618)	(270)	(1,313)	(32,710)	(118,087)
Transfers in or out	—	—	(4,954)	(1,048)	(2,972)	(165)	9,139	—
Accrued stockholder servicing fees(1)	—	—	(33)	720	(9)	(356)	—	322
Balance as of March 31, 2024	$18,055	$22,371	$26,996	$1,487,842	$13,493	$120,547	$1,190,590	$2,879,894

(1)
Stockholder servicing fees only apply to Class T, Class S, Class D and Class M shares. Under GAAP, the Company accrues future stockholder servicing fees in an amount equal to its best estimate of fees payable to FS Investment Solutions at the time such shares are sold. For purposes of NAV, the Company recognizes the stockholder servicing fee as a reduction of NAV on a monthly basis. As a result, the estimated liability for the future stockholder servicing fees, which are accrued at the time each share is sold, will have no effect on the NAV of any class.

Share Repurchase Plan
The Company has adopted an amended and restated share repurchase plan, or share repurchase plan, whereby on a monthly basis, stockholders may request that the Company repurchase all or any portion of their shares. The repurchase of shares is limited to no more than 2% of the Company’s aggregate NAV per month of all classes of shares then participating in the share repurchase plan and no more than 5% of the Company’s aggregate NAV per calendar quarter of all classes of shares then participating in the share

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 8.   Stockholders’ Equity (continued)
repurchase plan, which means that in any 12-month period, the Company limits repurchases to approximately 20% of the total NAV of all classes of shares then participating in the share repurchase plan. The Company’s board of directors may modify, suspend or terminate the share repurchase plan if it deems such action to be in the Company’s best interest and the best interest of its stockholders. During the three months ended March 31, 2025 and 2024, the Company repurchased 7,564,345 and 4,759,384, respectively, shares of common stock under its share repurchase plan representing a total of $186,458 and $118,087, respectively. In March 2025, the Company received repurchase requests equal to 3.41%, of its aggregate NAV of all classes of shares then participating in its share repurchase plan as of the last calendar day of the previous calendar month. Further, the cumulative repurchase requests for the first quarter of 2025 equaled 6.24% of the Company’s aggregate NAV of all classes of shares then participating in its share repurchase plan as of the last calendar day of the previous calendar quarter. The Company’s board of directors, including all of its independent directors, unanimously authorized repurchases in excess of its 2% monthly repurchase limitation for March 2025 and its 5% quarterly repurchase limitation for the first quarter of 2025 such that 100% of share repurchase requests timely received in March 2025 and the first quarter of 2025 were satisfied. The Company had no unfulfilled repurchase requests during the three months ended March 31, 2025 or 2024, respectively.
Distribution Reinvestment Plan
Pursuant to the Company’s distribution reinvestment plan, holders of shares of any class of the Company’s common stock may elect to have their cash distributions reinvested in additional shares of the Company’s common stock. The purchase price for shares pursuant to the distribution reinvestment plan will be equal to the transaction price for such shares at the time the distribution is payable.
Distributions
The Company generally intends to distribute substantially all of its taxable income, which does not necessarily equal net income as calculated in accordance with GAAP, to its stockholders each year to comply with the REIT provisions of the Code. Dividends are paid first to the holders of the Company’s Series A preferred stock at the rate of 12.0% per annum plus all accumulated and unpaid dividends thereon, and then to the holders of the Company’s common stock. All distributions will be made at the discretion of the Company’s board of directors and will depend upon its taxable income, financial condition, maintenance of REIT status, applicable law, and other factors that the Company’s board of directors deems relevant.
The following table reflects the cash distributions per share that the Company paid on its common stock during the three months ended March 31, 2025:
Record Date	Class F	Class Y	Class T	Class S	Class D	Class M	Class I
January 30, 2025	$0.1799	$0.1799	$0.1362	$0.1362	$0.1477	$0.1477	$0.1539
February 27, 2025	0.1799	0.1799	0.1362	0.1362	0.1477	0.1477	0.1539
March 28, 2025	0.1799	0.1799	0.1362	0.1362	0.1477	0.1477	0.1539
Total	$0.5397	$0.5397	$0.4086	$0.4086	$0.4431	$0.4431	$0.4617

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 8.   Stockholders’ Equity (continued)
The following table reflects the amount of cash distributions that the Company paid on its common stock during the three months ended March 31, 2025, and 2024:
	Three Months Ended March 31,
	2025	2024
Distributions:
Paid or payable in cash	$27,154	$27,088
Reinvested in shares	27,034	26,752
Total distributions	$54,188	$53,840
Source of distributions:
Cash flows from operating activities(1)	$54,188	$53,840
Offering proceeds	—	—
Total sources of distributions	$54,188	$53,840
Net cash provided by (used in) operating activities	$39,094	$63,689

(1)
As of March 31, 2025, the Company’s inception to date cash flows from operating activities have funded 100% of its distributions.

The Company currently declares and pays regular cash distributions on a monthly basis. The Company’s board of directors previously authorized regular monthly cash distributions for April 2025 for each class of its outstanding common stock in the net distribution amounts per share set forth below:
Class F	Class Y	Class T	Class S	Class D	Class M	Class I
$0.1799	$0.1799	$0.1362	$0.1362	$0.1477	$0.1477	$0.1539
The distributions for each class of outstanding common stock have been or will be paid monthly to stockholders of record as of the monthly record dates previously determined by the Company’s board of directors. These distributions have been or will be paid in cash or reinvested in shares of the Company’s common stock for stockholders participating in the Company’s distribution reinvestment plan.
Earnings per Share
The Company’s net income (loss) and weighted average shares outstanding for the three months ended March 31, 2025 and 2024 consist of the following:
	Three Months Ended March 31,
	2025	2024
Numerator:
Net income attributable to FS Credit Real Estate Income Trust, Inc.	$42,636	$15,816
Denominator:
Weighted average common stock outstanding – basic	122,516,709	122,749,486
Weighted average common stock outstanding – diluted(1)	125,461,059	122,749,486
Net income per share of common stock – basic	$0.35	$0.13
Net income per share of common stock – diluted	$0.34	$0.13

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 8.   Stockholders’ Equity (continued)

(1)
The outstanding shares used to calculate the weighted average basic shares outstanding exclude 2,505,016 and 1,532,809 of restricted stock units awarded as of March 31, 2025 and 2024, respectively, as those shares were issued but were not vested and therefore, not considered outstanding for purposes of computing basic net income per share of common stock.

Note 9.   Fair Value of Financial Instruments
The following table presents the Company’s financial assets and liabilities carried at fair value in the consolidated balance sheets by its level in the fair value hierarchy:
	March 31, 2025 (Unaudited)				December 31, 2024
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Financial Assets
Mortgage-backed securities, at fair value	$388,450	$—	$388,450	$—	$335,720	$—	$335,720	$—
Mortgage loans held in securitization trusts, at fair value	1,923,554	—	—	1,923,554	1,633,589	—	—	1,633,589
Interest rate cap	846	—	846	—	1,427	—	1,427	—
Total	$2,312,850	$—	$389,296	$1,923,554	$1,970,736	$—	$337,147	$1,633,589
Financial Liabilities
Mortgage obligations issued by securitization trusts, at fair value	$1,755,433	—	$1,755,433	—	$1,484,019	—	$1,484,019	—
The following table presents the changes in fair value of financial assets which are measured at fair value on a recurring basis using Level 3 inputs to determine fair value for the three months ended March 31, 2025 and 2024:
	Mortgage loans held in securitization trusts, at fair value
	Three Months Ended March 31,
	2025	2024
Fair value at beginning of period	$1,633,589	$950,972
Accretion of discount (amortization of premium)	—	—
Net realized gain (loss)	—	—
Unrealized gain (loss) in earnings(1)	7,292	5,061
Purchases	5,000	—
Sales and repayments	—	—
Issuances	—	—
Transfer into Level 3	—	—
Transfers out of Level 3	—	—
Consolidation of securitization trusts	277,673	—
Deconsolidation of securitization trusts	—	—
Fair value at end of period	$1,923,554	$956,033
Amount of unrealized gains (losses) attributable to assets still held at the reporting date
Included in earnings	$7,292	$5,061
Included in other comprehensive income	—	—

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 9.   Fair Value of Financial Instruments (continued)

(1)
For the three months ended March 31, 2025 and 2024, unrealized gain of $7,292 and $5,061, respectively, related to mortgage loans held in securitization trusts, at fair value was offset by unrealized loss of $6,464 and $4,499 related to mortgage obligations issued by securitization trusts, at fair value.

As of March 31, 2025, the Company utilized a discounted cash flow model, comparable precedent transactions and other market information to quantify Level 3 fair value measurements on a recurring basis. As of March 31, 2025, the key unobservable inputs used in the valuation of mortgage obligations issued by securitization trusts included a blended yield ranging from 8.67% to 12.53% (weighted average blended yield of 9.78%) and a life of 1.25 to 4.25 (weighted average life of 2.77). Significant increases or decreases in any one of the inputs described above in isolation may result in significantly different fair value of the financial assets and liabilities using such Level 3 inputs.
As discussed in Note 2, GAAP requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial position, for which it is practicable to estimate that value. The following table details the carrying amount, face amount, and fair value of the financial instruments described in Note 2:
	March 31, 2025 (Unaudited)			December 31, 2024
	Book Value	Face Amount	Fair Value	Book Value	Face Amount	Fair Value
Financial Assets
Cash, cash equivalents and restricted cash	$180,139	$180,139	$180,139	$90,540	$90,540	$90,540
Loans receivable – held- for-investment(1)	$7,308,046	$7,401,119	$7,282,833	$7,402,810	$7,507,083	$7,421,414
Mortgage-backed securities held-to-maturity	$78,947	$80,300	$78,306	$78,131	$80,300	$77,107
Financial Liabilities
Repurchase agreements(2)	$1,698,307	$1,702,992	$1,702,992	$1,079,758	$1,082,669	$1,082,669
Credit facilities(2)	$839,038	$850,037	$850,037	$837,894	$850,000	$850,000
Collateralized loan obligations(2)(3)	$3,235,840	$3,255,464	$3,255,464	$3,696,034	$3,715,375	$3,715,375
Mortgage note payable(2)	$124,567	$124,700	$124,700	$124,368	$124,700	$124,700

(1)
Book value of loans receivable represents the face amount, net of CECL reserve, unamortized loan fees and costs and accrual of exit fees, as applicable.

(2)
Book value represents the face amount, net of deferred financing costs and discount.

(3)
Face value represents the face amount, net of discount.

Estimates of fair value for cash, cash equivalents and restricted cash are measured using observable, quoted market prices, or Level 1 inputs. Estimates of fair value for loans receivable, mortgage-backed securities held-to-maturity, repurchase obligations, credit facility obligations and the collateralized loan and mortgage obligations are measured using unobservable inputs, or Level 3 inputs.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 9.   Fair Value of Financial Instruments (continued)
CMBS, Fair Value Option
As discussed in Note 2, the Company elected the fair value option for certain CMBS mortgage loans in an effort to eliminate an accounting mismatch resulting from consolidation of the related mortgage loans held in securitization trusts. As of March 31, 2025, the fair value and unpaid principal balance of these CMBS mortgage loans, excluding the notional value of interest-only securities and before consolidation of the securitization mortgage loans, were $167,923 and $170,257, respectively. As a result of the consolidation of the mortgage loans, the total fair value balance of $1,923,554 represents the Company’s economic interest in the asset. The vast majority of this fair value (all except $167,923 at March 31, 2025) is eliminated in consolidation of the related mortgage obligations before arriving at the GAAP balance for the fair value option investment securities.
Note 10.   Variable Interest Entities
Consolidated Variable Interest Entities
The following table details the assets and liabilities of the Company’s consolidated variable interest entities as of March 31, 2025 and December 31, 2024:
	March 31, 2025 (Unaudited)	December 31, 2024
Assets:
Restricted cash	$1,287	$—
Loans receivable, held-for-investment	3,913,582	4,672,521
Interest receivable	36,411	38,650
Other assets(1)	140,915	168,129
Mortgage loans held in securitization trusts, at fair value	1,923,554	1,633,589
Total assets	$6,015,749	$6,512,889
Liabilities
Collateralized loan obligations, net	$3,235,840	$3,696,034
Interest payable	7,848	9,644
Other liabilities	149	1,508
Mortgage obligations issued by securitization trusts, at fair value	1,755,433	1,484,019
Total liabilities	$4,999,270	$5,191,205

(1)
Inclusive of multiple line items broken out on the consolidated balance sheets, such as receivable for investments sold and repaid and investment in real estate, held-for-investment.

The Company has financed a portion of its loans through CLOs, which are considered VIEs. The Company has a controlling financial interest in the CLOs and, therefore, consolidates them on its balance sheets because the Company has both (i) the power to direct activities of the CLOs that most significantly affect the CLOs’ economic performance and (ii) the obligation to absorb losses and the right to receive benefits of the CLOs that could potentially be significant to the CLOs.
Assets held by the CLOs are restricted and can be used only to settle obligations of the CLOs. The liabilities are non-recourse to the Company and can only be satisfied from the assets of the CLOs.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 10.   Variable Interest Entities (continued)
Investment Securities
Mortgage loans and obligations held in securitization trusts consolidated in accordance with ASC 810 are structured as pass through entities that receive principal and interest on the underlying collateral and distribute those payments to the certificate holders. The assets and other instruments held by these securitization entities are restricted and can only be used to fulfill the obligations of the entity. Additionally, the obligations of the securitization entities do not have any recourse to the general credit of any other consolidated entities, nor to the Company as the primary beneficiary. The mortgage obligations initially represent investment securities on the balance sheets (pre-consolidation). Upon consolidation of the mortgage loans and obligations, the associated investment securities are eliminated, as is the interest income related to those securities.
The inclusion of the assets and liabilities of the mortgage loans and obligations in which the Company is deemed the primary beneficiary has no economic effect on the Company. Its exposure to the obligations of mortgage loans and obligations held in securitization is generally limited to its investment in these entities. The Company is not obligated to provide, nor has provided, any financial support for any of these consolidated structures.
Non-Consolidated Variable Interest Entities
The Company invested in subordinated positions of CMBS trusts which are considered mortgage loans and obligations held in securitization trusts. The Company is not the primary beneficiary of the mortgage loans and obligations because it does not have the power to direct the activities that most significantly affect the mortgage loans and obligations’ economic performance, nor does it provide guarantees or recourse to the mortgage loans and obligations other than standard representations and warranties and, therefore, does not consolidate the mortgage loans and obligations on its balance sheets. The Company has classified its investment in the CMBS as either held-to-maturity or available-for-sale debt securities that are included on the Company’s consolidated balance sheets and are part of the Company’s ongoing impairment review. The Company’s maximum exposure to loss of the securities is limited to its book value of $488,933 as of March 31, 2025.
The Company is not obligated to provide, nor has it provided financial support to these consolidated and non-consolidated mortgage loans and obligations.
Note 11.   Commitments and Contingencies
The Company enters into contracts that contain a variety of indemnification provisions. The Company’s maximum exposure under these arrangements is unknown; however, the Company has not had prior claims or losses pursuant to these contracts. Management of FS Real Estate Advisor has reviewed the Company’s existing contracts and expects the risk of loss to the Company to be remote.
The Company is not currently subject to any material legal proceedings and, to the Company’s knowledge, no material legal proceedings are threatened against the Company. From time to time, the Company may be party to certain legal proceedings in the ordinary course of business. While the outcome of any legal proceedings cannot be predicted with certainty, the Company does not expect that any such proceedings will have a material effect on its financial condition or results of operations.
See Note 7 for a discussion of the Company’s commitments to FS Real Estate Advisor and its affiliates (including FS Investments) for the reimbursement of organization and offering costs funded by FS Investments and for the reimbursement of amounts paid or waived by FS Real Estate Advisor and Rialto under the expense limitation agreement.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 12.   Derivative Instrument
The Company has entered into an interest rate cap contract in order to limit its exposure against the variability of future interest rates on its variable interest rate borrowing. The Company has not designated this derivative as a hedge for accounting purposes. The Company has not entered into a master netting arrangement with its third-party counterparty and does not offset on its consolidated balance sheets the fair value amount recorded for its derivative instrument. The table below provides additional information regarding the Company’s derivative instrument as of March 31, 2025.
Type of Derivative	Notional Amount	Strike	Effective Date	Maturity Date	Fair Value(1)
Interest Rate Cap	$124,700	2.25%	July 9, 2024	July 9, 2025	$846

(1)
Included in Other assets in the Company’s consolidated balance sheets.

The following table details the change in fair value of the Company’s derivative financial instrument:
	Realized/Unrealized Gain (Loss)	Location of Gain (Loss) Recognized in Net Income	Three Months Ended March 31,
Type of Derivative			2025	2024
Interest Rate Cap	Unrealized Loss	Other income (loss)	$(582)	$(784)
Note 13.   Segment Reporting
The Company generally derives its revenues from its investment portfolio of commercial real estate debt investments. Additionally, the Company may foreclose on certain of the loans it originate and operate the property as real estate owned, the performance of which is evaluated with that of its commercial real estate debt investments. The Company’s investment portfolio is managed as a whole and resources are allocated and financial performance is assessed based on consolidated net income reported on the consolidated statement of operations by the Company’s Chief Executive Officer and the Global Head of Real Estate of the adviser, who are collectively the Company’s chief operating decision maker (“CODM”). Accordingly, the Company consists of a single operating and reportable segment.
As the Company’s operations comprise of a single reporting segment, the segment assets are reflected on the accompanying consolidated balance sheets as “total assets” and the significant segment expenses are listed on the accompanying consolidated statements of operations. The accounting policies of the Company’s single reportable segment are consistent with those described in Note 2 included in these unaudited consolidated financial statements.
Note 14.   Subsequent Events
The following is a discussion of material events that have occurred subsequent to March 31, 2025 through the issuance of the consolidated financial statements.
BB-1 Facility
On April 2, 2025, FS CREIT Finance BB-1 LLC (“BB-1”), as seller, and Barclays Bank PLC (“Barclays”), as purchaser, entered into the Ninth Amendment to Master Repurchase Agreement (the “Ninth Amendment”), amending the Master Repurchase Agreement dated as of February 22, 2021. The Ninth Amendment provides for, among other things, extending the availability period from May 22, 2025 to February 21, 2028.
BMO-1 Facility
On April 17, 2025, FS CREIT Finance BMO-1 LLC (“BMO-1”), as seller, Bank of Montreal, as buyer, and the Company, as guarantor, entered into Amendment No. 4 to Master Repurchase Agreement (“Amendment

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
Note 14.   Subsequent Events (continued)
No. 4”), amending that certain Master Repurchase Agreement dated as of March 3, 2023 (the “MRA”). Amendment No. 4 provides for, among other things, the extension of the MRA termination date from February 27, 2026 to April 16, 2027. The Company executed Amendment No. 4 solely for purposes of ratifying its guaranty of BMO-1 Facility’s obligations under the MRA.
GS-1 Facility
On April 25, 2025, FS CREIT Finance GS-1 LLC (“GS-1”), as seller, and Goldman Sachs Bank USA, as purchaser, entered into an Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement (the “A&R MRA”), amending and restating that certain Uncommitted Master Repurchase and Securities Contract Agreement dated as of January 26, 2018. The A&R MRA provides for, among other things, the extension of the availability period expiration date from January 26, 2026, to April 25, 2028.
In connection with the A&R MRA, the Company executed an Amended and Restated Guarantee Agreement for the purposes of, among other things, ratifying its guaranty of GS-1’s obligations under the A&R MRA.

Item 2.
Management’s Discussion and Analysis of Financial Condition and Results of Operations (in thousands, except share and per share amounts).

The information contained in this section should be read in conjunction with the unaudited consolidated financial statements and related notes thereto appearing elsewhere in this Quarterly Report on Form 10-Q. In this report, “we,” “us” and “our” refer to FS Credit Real Estate Income Trust, Inc.
Cautionary Note Regarding Forward-Looking Statements
This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), regarding, among other things, our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds, and are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate and our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved. We undertake no duty to update or revise forward-looking statements, except as required by law.
Introduction
We were incorporated under the general corporation laws of the State of Maryland on November 7, 2016 and formally commenced investment operations on September 13, 2017. We are managed by FS Real Estate Advisor pursuant to an advisory agreement between us and FS Real Estate Advisor. FS Real Estate Advisor is a subsidiary of our sponsor, FS Investments, a national sponsor of alternative investment funds designed for the individual investor. FS Real Estate Advisor has engaged Rialto to act as its sub-adviser. We are currently conducting a public offering of up to $2,750,000 of our Class T, Class S, Class D, Class M and Class I shares of common stock pursuant to a registration statement on Form S-11 filed with the SEC consisting of up to $2,400,000 in shares in our primary offering and up to $350,000 in shares pursuant to our distribution reinvestment plan. We are also conducting a private offering of our Class I common stock to certain accredited investors.
We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2017. We intend to be an investment vehicle of indefinite duration focused on real estate debt investments and other real estate-related assets. The shares of common stock are generally intended to be sold and repurchased by us on a continuous basis. We intend to conduct our operations so that we are not required to register under the 1940 Act.
Our primary investment objectives are to: provide current income in the form of regular, stable cash distributions to achieve an attractive dividend yield; preserve and protect invested capital; realize appreciation in NAV from proactive management and asset management; and provide an investment alternative for stockholders seeking to allocate a portion of their long-term investment portfolios to commercial real estate debt with lower volatility than public real estate companies.
Our investment strategy is to originate, acquire and manage a portfolio of senior loans secured by commercial real estate primarily in the United States. We are focused on senior floating-rate mortgage loans, but we may also invest in other real estate-related assets, including: (i) other commercial real estate mortgage loans, including fixed-rate loans, subordinated loans, B-Notes, mezzanine loans and participations in commercial mortgage loans; and (ii) commercial real estate securities, including CMBS, unsecured debt of listed and non-listed REITs, collateralized debt obligations and equity or equity-linked securities. To a lesser extent we may invest in warehouse loans secured by commercial or residential mortgages, credit loans to commercial real estate companies, residential mortgage-backed securities, or RMBS, and portfolios of single-family home mortgages.
The success of our activities is affected by general economic and market conditions, including, among others, interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws and trade barriers. These factors could affect the level and volatility of securities prices and the liquidity of our investments. Volatility or illiquidity could impair our profitability or result in losses. These factors also could adversely affect the availability or cost of our leverage, which would result in lower returns. Future market disruptions and/or illiquidity would be expected to have an adverse effect on our business, financial condition, results of operations and cash flows. Unfavorable economic conditions also would be expected to increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events have limited and could continue to limit our investment originations, limit our ability to grow and have a material negative impact on our operating results and the fair values of our debt and equity investments.
Macroeconomic Environment
Economic data were resilient during the first quarter of 2025, yet markets came under pressure as economic and investor sentiment plunged driven by a combination of increased trade tensions, rising inflation and signs of decelerating economic growth. Treasury yields declined as markets priced in up to approximately three Fed rate cuts in 2025. Commercial real estate (“CRE”) deal activity and pricing continued to rebound during the first quarter. Deal volume rose 11% during Q1 and has now expanded during each of the past four quarters, while property pricing turned mildly positive following nine consecutive quarters in negative territory. The improving data reflected fundamentals across most property types, which continued to trend upward. We believe the lack of new supply, combined with a strong demand for space, will continue to promote a meaningful improvement in rent growth across most sectors and allow property owners the opportunity to drive strong income growth once again. The CRE market’s solid tone during the first quarter, however, likely does not reflect the impact tariff-driven macro volatility could have on the sector given the longer closing times inherent in CRE deals. While fundamentals remain healthy, macro uncertainty could pause the recovery in deal activity and pricing.
Portfolio Overview
Loan Portfolio Overview
The following table details activity in our loans receivable portfolio for the three months ended March 31, 2025 and 2024:
	Three Months Ended March 31,
	2025	2024
Loan fundings(1)	$437,698	$268,648
Loan repayments(2)	(441,864)	(146,229)
Total net fundings	$(4,166)	$122,419

(1)
Includes new loan originations and additional fundings made under existing loans.

(2)
Excludes payment held by servicer during the year ended December 31, 2024.

The following table details overall statistics for our loans receivable portfolio as of March 31, 2025 and December 31, 2024:

	March 31, 2025 (Unaudited)	December 31, 2024
Number of loans	143	145
Principal balance	$7,401,119	$7,507,083
Net book value	$7,308,046	$7,402,810
Unfunded loan commitments(1)	$248,296	$254,768
Weighted-average cash coupon(2)	+3.48%	+3.50%
Weighted-average all-in yield(2)(3)	+3.64%	+3.68%
Weighted-average maximum maturity (years)(4)	2.4	2.4

(1)
We may be required to provide funding when requested by the borrower in accordance with the terms of the underlying agreements.

(2)
Our floating rate loans are expressed as a spread over SOFR. In addition to cash coupon, all-in yield includes accretion of discount (amortization of premium) and accrual of exit fees.

(3)
As of March 31, 2025 and December 31, 2024, the one-month SOFR rate was 4.32% and 4.50%, respectively

(4)
Maximum maturity assumes all extension options are exercised by the borrowers; however loans may be repaid prior to such date.

The following table provides details of our loan receivable, held-for-investment portfolio, on a loan-by-loan basis, as of March 31, 2025:
	Loan Type	Origination Date(1)	Total Loan	Principal Balance	Net Book Value	Cash Coupon(2)	All-in Yield(2)	Maximum Maturity(3)	Location	Property Type	LTV(1)
Multifamily
1	Senior Loan	6/9/2022	$365,610	$359,182	$359,855	+3.30%	+3.35%	6/9/2027	Various	Multifamily	74%
2	Senior Loan	7/14/2023	156,500	156,500	156,598	+3.40%	+3.44%	7/9/2028	Various	Multifamily	69%
3	Senior Loan	6/8/2022	144,160	144,160	144,977	+3.89%	+4.04%	6/9/2027	New York, NY	Multifamily	73%
4	Senior Loan	5/26/2022	108,500	102,037	102,593	+3.40%	+3.58%	6/9/2027	Mesa, AZ	Multifamily	67%
5	Senior Loan	11/18/2024	97,500	97,500	89,781	+2.50%	+6.61%	12/5/2026	Queens, NY	Multifamily	75%
6	Senior Loan	12/21/2021	93,900	88,108	88,093	+3.80%	+3.80%	1/9/2027	Houston, TX	Multifamily	76%
7	Senior Loan	4/29/2022	90,000	90,000	89,914	+3.55%	+3.55%	5/6/2027	Reseda, CA	Multifamily	69%
8	Senior Loan	5/13/2022	89,500	89,500	89,842	+4.25%	+4.38%	5/9/2027	New York, NY	Multifamily	58%
9	Senior Loan	2/4/2022	89,000	89,000	89,073	+3.85%	+4.16%	2/1/2026	Temecula, CA	Multifamily	75%
10	Senior Loan	7/20/2022	85,690	81,375	81,559	+3.65%	+3.73%	8/9/2027	Phoenix, AZ	Multifamily	61%
11	Senior Loan	5/13/2022	83,885	83,885	84,204	+4.25%	+4.39%	5/9/2027	New York, NY	Multifamily	60%
12	Senior Loan	12/15/2021	76,820	73,620	73,614	+3.00%	+3.00%	12/9/2026	Sunny Isles, FL	Multifamily	74%
13	Senior Loan	2/14/2025	75,000	75,000	74,976	+3.00%	+3.01%	2/9/2030	Davenport, FL	Multifamily	70%
14	Senior Loan	4/26/2022	69,350	66,266	66,263	+3.72%	+3.72%	5/9/2027	Tucson, AZ	Multifamily	68%
15	Senior Loan	9/10/2021	68,941	68,941	68,937	+3.01%	+3.02%	10/9/2026	Richardson, TX	Multifamily	68%
16	Senior Loan	4/27/2022	67,940	65,443	65,519	+4.00%	+4.00%	5/9/2027	Indianapolis, IN	Multifamily	79%
17	Senior Loan	2/28/2022	66,869	66,869	66,869	+5.25%	+5.25%	9/9/2028	Atlanta, GA	Multifamily	68%
18	Senior Loan	4/26/2021	66,000	66,000	65,981	+3.26%	+3.27%	5/9/2026	North Las Vegas, NV	Multifamily	72%
19	Senior Loan	4/13/2022	62,650	57,131	57,129	+3.90%	+3.90%	5/9/2027	Houston, TX	Multifamily	78%
20	Senior Loan	7/29/2021	62,500	62,500	62,441	+3.21%	+3.21%	8/9/2026	Maitland, FL	Multifamily	72%
21	Senior Loan	7/22/2021	62,100	61,477	61,417	+3.41%	+3.42%	8/9/2026	Nashville, TN	Multifamily	75%
22	Senior Loan	8/2/2021	58,947	58,947	58,944	+2.91%	+2.92%	8/9/2026	Austin, TX	Multifamily	73%
23	Senior Loan	5/12/2022	58,165	57,148	57,147	+3.35%	+3.35%	5/9/2027	Denver, CO	Multifamily	80%
24	Senior Loan	6/23/2022	57,000	55,060	55,186	+4.75%	+4.83%	7/9/2027	Seattle, WA	Multifamily	68%
25	Senior Loan	8/17/2022	55,600	54,283	54,397	+3.85%	+3.93%	9/9/2027	Austin, TX	Multifamily	62%

	Loan Type	Origination Date(1)	Total Loan	Principal Balance	Net Book Value	Cash Coupon(2)	All-in Yield(2)	Maximum Maturity(3)	Location	Property Type	LTV(1)
26	Senior Loan	2/17/2022	55,400	53,401	53,539	+4.10%	+4.18%	3/9/2027	Indianapolis, IN	Multifamily	80%
27	Senior Loan	12/21/2022	55,000	55,000	55,077	+3.85%	+3.94%	12/9/2027	San Bernardino, CA	Multifamily	66%
28	Senior Loan	12/19/2024	54,500	54,500	54,468	+3.30%	+3.33%	1/9/2030	New York, NY	Multifamily	61%
29	Senior Loan	12/13/2024	54,075	54,075	53,945	+3.50%	+3.62%	12/9/2028	Jacksonville, FL	Multifamily	74%
30	Senior Loan	3/7/2022	53,135	50,936	50,933	+3.50%	+3.55%	3/9/2027	Humble, TX	Multifamily	75%
31	Senior Loan	3/22/2022	50,750	50,750	50,750	+3.60%	+3.60%	4/9/2027	Humble, TX	Multifamily	72%
32	Senior Loan	4/26/2022	49,125	47,151	47,615	+4.05%	+4.38%	5/9/2027	Decatur, GA	Multifamily	72%
33	Senior Loan	12/15/2021	49,000	49,000	48,986	+3.45%	+3.49%	12/9/2026	Ladson, SC	Multifamily	77%
34	Senior Loan	6/23/2021	48,944	48,944	48,941	+2.91%	+2.92%	7/9/2026	Roswell, GA	Multifamily	75%
35	Senior Loan	3/29/2023	48,010	48,010	48,010	+2.25%	+2.25%	10/9/2027	Various	Multifamily	57%
36	Senior Loan	6/28/2022	48,000	48,000	47,998	+3.15%	+3.15%	7/9/2027	Fayetteville, NC	Multifamily	76%
37	Senior Loan	7/29/2021	47,500	47,500	47,455	+3.21%	+3.22%	8/9/2026	Clearwater, FL	Multifamily	79%
38	Senior Loan	7/7/2021	47,383	47,383	47,342	+3.11%	+3.12%	7/9/2026	Austin, FL	Multifamily	74%
39	Senior Loan	11/23/2021	45,445	45,445	45,441	+3.05%	+3.05%	12/9/2026	Dallas, TX	Multifamily	69%
40	Senior Loan	8/9/2021	44,000	44,000	43,989	+2.50%	+2.50%	3/9/2030	Philadelphia, PA	Multifamily	79%
41	Senior Loan	11/10/2021	44,646	44,041	44,013	+3.86%	+4.16%	11/9/2026	Fayetteville, AR	Multifamily	70%
42	Senior Loan	8/25/2022	44,500	44,500	44,933	+3.50%	+3.83%	9/9/2027	McKinney, TX	Multifamily	53%
43	Senior Loan	2/7/2025	44,320	41,700	41,676	+2.65%	+2.68%	2/9/2030	Jacksonville, FL	Multifamily	65%
44	Senior Loan	12/10/2024	43,101	34,420	34,396	+3.00%	+3.02%	12/9/2029	Jacksonville, FL	Multifamily	49%
45	Senior Loan	8/19/2021	43,000	43,000	42,882	+2.80%	+2.83%	11/9/2026	Omaha, NE	Multifamily	75%
46	Senior Loan	7/28/2021	42,850	42,801	42,759	+3.11%	+3.12%	8/9/2026	Sandy Springs, GA	Multifamily	77%
47	Senior Loan	8/9/2021	42,660	42,522	42,373	+3.16%	+3.17%	8/9/2026	Southaven, MS	Multifamily	57%
48	Senior Loan	11/1/2021	42,300	42,145	42,184	+3.61%	+3.69%	11/9/2026	Doraville, GA	Multifamily	82%
49	Senior Loan	3/14/2022	42,000	40,652	40,762	+3.50%	+3.60%	4/9/2027	Dallas, TX	Multifamily	76%
50	Senior Loan	8/25/2021	41,395	41,099	41,105	+3.50%	+3.50%	9/9/2026	Cypress, TX	Multifamily	69%
51	Senior Loan	7/21/2021	41,100	41,100	40,963	+2.91%	+2.92%	8/9/2026	Evanston, IL	Multifamily	77%
52	Senior Loan	6/24/2021	38,600	38,600	38,581	+3.86%	+3.87%	7/9/2026	Austin, TX	Multifamily	76%
53	Senior Loan	11/4/2021	37,300	37,300	37,189	+3.45%	+3.45%	11/1/2025	Boca Raton, FL	Multifamily	81%
54	Senior Loan	4/29/2022	37,136	35,894	35,856	+3.75%	+3.85%	5/9/2027	Euless, TX	Multifamily	80%
55	Senior Loan	11/5/2021	36,325	36,325	36,320	+3.21%	+3.22%	11/9/2026	Mesquite, TX	Multifamily	73%
56	Senior Loan	9/24/2024	34,000	32,000	31,980	+3.30%	+3.33%	10/9/2029	North Las Vegas, NV	Multifamily	66%
57	Senior Loan	12/21/2021	32,200	32,200	32,048	+2.90%	+2.91%	1/9/2027	Hackensack, NJ	Multifamily	68%
58	Senior Loan	3/31/2025	31,589	31,589	28,715	+1.25%	+3.56%	6/1/2029	Harlem, NY	Multifamily	97%
59	Senior Loan	1/28/2022	31,229	31,229	31,366	+3.81%	+3.95%	9/9/2026	Dallas, TX	Multifamily	82%
60	Senior Loan	11/23/2021	30,506	30,506	30,503	+3.05%	+3.05%	12/9/2026	Dallas, TX	Multifamily	69%
61	Senior Loan	12/16/2021	29,500	29,500	29,456	+3.55%	+3.55%	1/9/2027	Fort Worth, TX	Multifamily	72%
62	Senior Loan	12/15/2021	28,400	27,592	27,588	+3.30%	+3.30%	12/9/2026	Arlington, TX	Multifamily	79%
63	Senior Loan	1/28/2022	24,489	24,489	24,626	+3.81%	+3.95%	9/9/2026	Mesquite, TX	Multifamily	78%
64	Senior Loan	1/28/2022	22,149	22,149	22,273	+3.81%	+3.95%	9/9/2026	Dallas, TX	Multifamily	85%
65	Senior Loan	8/26/2021	20,955	20,755	20,775	+3.21%	+3.27%	9/9/2026	Seattle, WA	Multifamily	69%
66	Senior Loan	7/20/2021	20,136	19,504	19,535	+3.36%	+3.43%	8/9/2026	Las Vegas, NV	Multifamily	72%
67	Senior Loan	5/10/2021	19,200	18,013	18,007	+3.61%	+3.62%	5/9/2026	University City, PA	Multifamily	70%
68	Senior Loan	11/18/2024	18,750	18,750	17,917	+1.95%	+7.24%	10/5/2027	Atlanta, GA	Multifamily	63%
69	Senior Loan	11/18/2024	16,839	16,839	16,695	+1.40%	+2.37%	10/9/2025	Charlotte, NC	Multifamily	56%
70	Mezz Loan	6/8/2022	15,840	15,840	15,930	+7.50%	+7.65%	6/9/2027	New York, NY	Multifamily	81%
71	Mezz Loan	2/14/2020	15,000	15,000	14,561	+5.90%	+5.90%	12/5/2026	Queens, NY	Multifamily	75%
72	Senior Loan	11/18/2024	14,344	14,344	13,929	+2.17%	+5.21%	11/9/2026	Kent, WA	Multifamily	87%
73	Senior Loan	3/25/2021	13,015	13,015	13,049	+3.36%	+3.41%	4/9/2026	Lithonia, GA	Multifamily	67%
74	Senior Loan	11/18/2024	12,600	12,600	12,573	+2.75%	+4.09%	6/1/2027	Hollywood, FL	Multifamily	61%

	Loan Type	Origination Date(1)	Total Loan	Principal Balance	Net Book Value	Cash Coupon(2)	All-in Yield(2)	Maximum Maturity(3)	Location	Property Type	LTV(1)
75	Senior Loan	3/19/2021	12,200	12,200	12,262	+4.25%	+4.37%	4/9/2026	Brooklyn, NY	Multifamily	85%
76	Senior Loan	11/18/2024	8,637	8,637	8,360	+2.30%	+6.40%	9/9/2025	Portland, OR	Multifamily	63%
77	Mezz Loan	5/12/2022	5,785	5,785	5,785	+10.50%	+10.50%	5/9/2027	Denver, CO	Multifamily	86%
Subtotal Multifamily			$4,140,990	$4,072,662	$4,063,723
Hospitality
78	Senior Loan	4/28/2022	$195,000	$195,000	$195,466	+3.25%	+3.33%	5/9/2027	New York, NY	Hospitality	70%
79	Senior Loan	11/15/2022	146,200	146,200	146,200	+4.21%	+4.21%	11/9/2027	Nashville, TN	Hospitality	52%
80	Senior Loan	2/24/2025	130,000	124,600	124,575	+3.65%	+3.66%	3/9/2028	San Diego, CA	Hospitality	49%
81	Senior Loan	11/26/2024	102,500	102,500	102,413	+3.25%	+3.37%	12/9/2029	Cambridge, MA	Hospitality	70%
82	Senior Loan	2/5/2025	90,000	90,000	90,000	+3.60%	+3.60%	2/9/2030	New York, NY	Hospitality	43%
83	Senior Loan	9/8/2022	87,000	85,914	86,111	+4.25%	+4.34%	9/9/2027	Washington, DC	Hospitality	52%
84	Senior Loan	7/31/2023	82,000	82,000	82,323	+4.95%	+5.12%	8/9/2028	Berkeley, CA	Hospitality	58%
85	Senior Loan	11/3/2022	73,000	63,000	63,131	+3.75%	+3.80%	11/9/2029	Adairsville, GA	Hospitality	45%
86	Senior Loan	5/20/2022	62,373	62,373	62,369	+4.15%	+4.15%	5/9/2027	Montauk, NY	Hospitality	80%
87	Senior Loan	9/30/2022	40,000	40,000	40,194	+5.00%	+5.17%	10/9/2027	New Orleans, LA	Hospitality	64%
88	Senior Loan	1/7/2022	38,000	38,000	38,296	+3.75%	+3.93%	3/9/2027	Miami, FL	Hospitality	49%
89	Senior Loan	6/28/2019	25,400	25,400	25,345	+4.50%	+4.61%	7/9/2026	Davis, CA	Hospitality	72%
90	Senior Loan	7/18/2018	22,500	22,500	22,563	+5.36%	+5.36%	8/9/2025	Gaithersburg, MD	Hospitality	80%
91	Senior Loan	6/27/2024	15,318	15,318	15,046	+2.25%	+2.94%	2/6/2027	Mesa, AZ	Hospitality	66%
92	Senior Loan	6/27/2024	13,471	13,471	13,310	+2.10%	+2.92%	12/18/2025	Macon, GA	Hospitality	62%
Subtotal Hospitality			$1,122,762	$1,106,276	$1,107,342
Industrial
93	Senior Loan	12/30/2024	$108,875	$100,091	$100,067	+2.55%	+2.56%	1/9/2030	Sunrise, FL	Industrial	48%
94	Senior Loan	6/14/2022	104,630	91,030	91,027	+3.80%	+3.80%	6/9/2027	San Jose, CA	Industrial	39%
95	Senior Loan	1/20/2023	102,733	84,733	84,733	+3.70%	+3.70%	2/9/2028	Various	Industrial	64%
96	Senior Loan	7/15/2022	97,000	97,000	96,989	+3.70%	+3.70%	8/9/2027	Middletown, DE	Industrial	68%
97	Senior Loan	3/28/2024	86,500	86,500	86,592	+3.05%	+3.18%	4/9/2029	Various	Industrial	61%
98	Senior Loan	5/12/2021	85,000	85,000	85,160	+3.11%	+3.17%	5/9/2026	Detroit, MI	Industrial	73%
99	Senior Loan	8/15/2024	79,790	74,495	74,474	+2.75%	+2.76%	9/9/2029	Various	Industrial	67%
100	Senior Loan	2/25/2025	48,500	38,614	38,590	+3.50%	+3.60%	3/9/2030	Atlanta, GA	Industrial	65%
101	Senior Loan	4/27/2021	39,050	35,899	35,887	+3.26%	+3.27%	5/9/2026	Jamaica, NY	Industrial	61%
102	Senior Loan	2/20/2024	36,200	35,404	35,389	+3.15%	+3.16%	3/9/2029	Gilbert, AZ	Industrial	62%
103	Senior Loan	4/27/2022	31,800	30,212	30,211	+4.30%	+4.30%	5/9/2027	Morrow, GA	Industrial	62%
104	Senior Loan	2/16/2024	30,700	30,700	30,695	+3.00%	+3.01%	3/9/2029	San Bernardino, CA	Industrial	57%
105	Senior Loan	1/17/2025	22,540	22,540	22,516	+2.50%	+2.53%	2/9/2030	Glen Allen, VA	Industrial	55%
106	Mezz Loan	2/21/2020	18,102	18,102	18,102	10.00%	10.00%	3/1/2030	Various	Industrial	70%
107	Senior Loan	2/26/2021	17,706	17,706	17,703	+3.36%	+3.37%	3/9/2026	Newark, NJ	Industrial	57%
108	Senior Loan	2/16/2024	14,700	14,700	14,698	+3.00%	+3.01%	3/9/2029	Dallas, TX	Industrial	57%
109	Senior Loan	2/16/2024	13,100	13,100	13,098	+3.00%	+3.01%	3/9/2029	Indianapolis, IN	Industrial	60%
110	Mezz Loan	1/20/2023	11,415	9,415	9,415	+5.20%	+5.20%	2/9/2028	Various	Industrial	64%
Subtotal Industrial			$948,341	$885,241	$885,346
Office
111	Senior Loan	3/31/2022	$110,470	$102,908	$102,899	+3.65%	+3.65%	4/9/2028	Addison, TX	Office	67%
112	Senior Loan	10/3/2022	91,100	81,300	81,294	+4.50%	+4.50%	10/9/2027	Miami, FL	Office	56%
113	Senior Loan	12/22/2021	81,500	70,864	71,175	+4.75%	+4.86%	1/9/2027	Farmers Branch, TX	Office	62%
114	Senior Loan	3/12/2021	52,250	34,251	34,235	+5.86%	+5.86%	3/9/2026	San Francisco, CA	Office	65%
115	Senior Loan	11/1/2021	48,906	48,906	48,828	+3.81%	+3.82%	11/9/2026	Fort Lauderdale, FL	Office	67%
116	Senior Loan	1/28/2022	43,650	36,581	36,658	+5.00%	+5.07%	2/9/2027	Milwaukee, WI	Office	59%
117	Senior Loan	2/18/2022	40,240	25,404	25,407	+3.90%	+3.90%	3/9/2028	Atlanta, GA	Office	60%

	Loan Type	Origination Date(1)	Total Loan	Principal Balance	Net Book Value	Cash Coupon(2)	All-in Yield(2)	Maximum Maturity(3)	Location	Property Type	LTV(1)
118	Senior Loan	11/30/2021	38,310	37,442	37,453	+5.00%	+5.10%	12/9/2026	Memphis, TN	Office	70%
119	Senior Loan	5/4/2021	30,000	25,208	25,286	+5.66%	+5.66%	5/9/2026	Richardson, TX	Office	65%
120	Senior Loan	5/28/2021	29,000	29,000	28,939	+5.11%	+5.12%	6/9/2026	Austin, TX	Office	57%
121	Senior Loan	12/18/2020	28,440	25,289	25,233	+4.61%	+4.62%	1/9/2026	Rockville, MD	Office	69%
122	Senior Loan	6/27/2024	4,015	4,015	3,681	+1.90%	+3.62%	8/1/2029	Bronx, NY	Office	41%
Subtotal Office			$597,881	$521,168	$521,088
Retail
123	Senior Loan	6/30/2022	$106,000	$100,000	$99,999	+4.15%	+4.15%	7/9/2027	Lynwood, CA	Retail	61%
124	Senior Loan	12/23/2021	76,700	76,700	76,693	+4.45%	+4.45%	1/9/2027	Westminster, CO	Retail	65%
125	Senior Loan	12/19/2024	70,045	58,200	58,177	+3.60%	+3.62%	1/9/2029	Chula Vista, CA	Retail	68%
126	Senior Loan	6/27/2024	58,767	58,767	58,676	+3.00%	+3.15%	7/1/2025	Lawrence, NY	Retail	61%
127	Senior Loan	7/7/2022	57,250	55,641	55,769	+4.35%	+4.43%	7/9/2027	Birmingham, AL	Retail	71%
128	Senior Loan	6/27/2024	56,740	56,740	56,220	+3.00%	+3.91%	7/1/2025	New York, NY	Retail	79%
129	Senior Loan	6/27/2024	38,296	38,296	36,516	+2.50%	+4.85%	7/15/2026	Rochester, NY	Retail	92%
130	Senior Loan	3/11/2021	30,000	30,000	29,926	+4.61%	+4.67%	3/9/2026	Colleyville, TX	Retail	58%
131	Senior Loan	6/27/2024	22,967	22,967	22,932	+3.00%	+3.15%	7/1/2025	Washington, DC	Retail	49%
132	Senior Loan	6/27/2024	10,984	10,984	10,967	+3.00%	+3.15%	7/1/2025	New York, NY	Retail	19%
133	Senior Loan	6/27/2024	3,548	3,548	3,495	+3.00%	+3.25%	1/2/2027	Brooklyn, NY	Retail	49%
134	Senior Loan	6/27/2024	2,935	2,935	2,891	+3.25%	+3.38%	8/1/2027	New York, NY	Retail	13%
135	Senior Loan	6/27/2024	2,836	2,836	2,804	+3.00%	+3.63%	4/1/2026	Corona, NY	Retail	32%
136	Senior Loan	6/27/2024	1,520	1,520	1,518	+3.00%	+3.15%	7/1/2025	Lawrence, NY	Retail	49%
137	Senior Loan	6/27/2024	1,042	1,042	1,024	+3.25%	+3.82%	7/28/2027	New York, NY	Retail	13%
Subtotal Retail			$539,630	$520,176	$517,607
Mixed Use
138	Senior Loan	12/4/2023	$110,000	$110,000	$110,100	+2.90%	+2.99%	12/9/2028	Washington, DC	Mixed Use	59%
139	Senior Loan	4/9/2019	36,000	36,000	35,995	+4.50%	+4.58%	4/9/2025	New York City, NY	Mixed Use	75%
140	Mezz Loan	10/20/2022	31,111	30,496	30,496	+6.50%	+6.50%	10/9/2027	Philadelphia, PA	Mixed Use	68%
141	Senior Loan	2/19/2020	16,600	13,000	13,005	+3.75%	+3.75%	3/9/2026	Los Angeles, CA	Mixed Use	71%
Subtotal Mixed Use			$193,711	$189,496	$189,596
Various
142	Senior Loan	8/4/2022	$90,000	$90,000	$89,997	+3.65%	+3.65%	8/9/2027	Santa Barbara, CA	Various	60%
Self Storage
143	Senior Loan	1/28/2021	$16,100	$16,100	$16,152	+4.61%	+4.73%	2/9/2026	Philadelphia, PA	Self Storage	79%
Total/Weighted Average			$7,649,415	$7,401,119	$7,390,851	+3.48%	+3.64%				67%
CECL Reserve					(82,805)
Loans receivable, net					$7,308,046

(1)
Date loan was originated or acquired by us, and the LTV, as of such date. Dates and LTV are not updated for subsequent loan modifications or upsizes.

(2)
The weighted-average cash coupon and all-in yield are expressed as a spread over the relevant floating benchmark rate, which is SOFR. In addition to cash coupon, all-in yield include accretion of discount (amortization of premium) and accrual of exit fees. For loans placed on non-accrual, the interest rate used in calculating weighted-average cash coupon and weighted-average all-in yield is 0%.

(3)
Maximum maturity assumes all extension options are exercised by the borrower, however loans may be repaid prior to such date.

Results of Operations
The following table sets forth information regarding our unaudited consolidated results of operations for the three months ended March 31, 2025 and 2024:
	Three Months Ended March 31,
	2025	2024
Net interest income
Interest income	$162,526	$191,726
Less: Interest expense	(104,814)	(110,182)
Interest income on mortgage loans held in securitization trusts	29,119	16,424
Less: Interest expense on mortgage obligations issued by securitization trusts	(25,819)	(14,530)
Net interest income	61,012	83,438
Other expenses
Management fee	9,264	9,393
Performance fee	—	6,165
General and administrative expenses	11,790	11,264
Real estate operating expenses	7,637	1,379
Depreciation and amortization	6,478	1,835
Interest expense on real estate	2,017	2,357
Less: Expense limitation	(342)	—
Net other expenses	36,844	32,393
Other income (loss)
Credit loss expense, net	10,701	(39,960)
Real estate operating income	9,528	4,883
Net change in unrealized gain (loss) on interest rate cap	(582)	(784)
Net realized gain (loss) on mortgage-backed securities, fair value option	—	333
Net realized gain (loss) on extinguishment of debt	—	174
Net change in unrealized gain (loss) on mortgage-backed securities, fair value option	158	77
Unrealized gain (loss) on mortgage loans and obligations held in securitization trusts, net	(853)	532
Total other income (loss)	18,952	(34,745)
Net income before income taxes	43,120	16,300
Income tax expense	(480)	(480)
Net income	42,640	15,820
Preferred stock dividends	(4)	(4)
Net income attributable to FS Credit Real Estate Income Trust, Inc.	$42,636	$15,816
Net Interest Income
Net interest income is generated on our interest-earning assets less related interest-bearing liabilities. The decrease in interest income and interest expense was primarily attributable to lower average index rates and a lower average loan balance for the three months ended March 31, 2025 as compared to the three months ended March 31, 2024. The increase in interest income on mortgage loans held in securitization trusts, and interest expense on mortgage obligations issued by securitization trusts was attributable to the consolidation of securitization vehicles.

Other Expenses
Other expenses include management and performance fees payable to FS Real Estate Advisor and general and administrative expenses. General and administrative expenses include administrative services expenses and fees, auditing and professional fees, independent director fees, transfer agent fees, loan servicing expenses and other costs associated with operating our business. The increase in other expenses for the three months ended March 31, 2025 as compared to the three months ended March 31, 2024 can primarily be attributed to the increase in real estate operating expenses and depreciation and amortization as a result of the acquisition of real estate properties through foreclosure during 2025 and the second half of 2024.
Expense Limitation
We have entered into an expense limitation agreement with FS Real Estate Advisor and Rialto pursuant to which FS Real Estate Advisor and Rialto have agreed to waive reimbursement of or pay, on a quarterly basis, our annualized ordinary operating expenses for such quarter to the extent such expenses exceed 1.5% per annum of our average net assets attributable to each of our classes of common stock. Ordinary operating expenses for each class of common stock consist of all ordinary expenses attributable to such class, including administration fees, transfer agent fees, fees paid to our board of directors, loan servicing expenses, administrative services expenses and fees, and related costs associated with legal, regulatory compliance and investor relations, but excluding the following: (a) management fees and performance fees paid to FS Real Estate Advisor pursuant to the Advisory Agreement, (b) interest expense and other financing costs, (c) taxes, (d) distribution or shareholder servicing fees and (e) unusual, unexpected and/or nonrecurring expenses. We will repay FS Real Estate Advisor or Rialto on a quarterly basis any ordinary operating expenses previously waived or paid, but only if the reimbursement would not cause the then-current expense limitation, if any, to be exceeded. In addition, the reimbursement of expenses will be made only if payable not more than three years from the end of the fiscal quarter in which the expenses were paid or waived.
As of March 31, 2025 and 2024, the Company had $357 and $0, respectively, of reimbursements due from FS Real Estate Advisor and Rialto.
During the three months ended March 31, 2025, no expense recoupments were paid to FS Real Estate Advisor and Rialto. As of March 31, 2025, no expense recoupments were payable to FS Real Estate Advisor and Rialto.
Credit Loss Expense, Net
During the three months ended March 31, 2025, our expected credit loss reserve decreased by $10,701. The decrease was primarily driven by the macroeconomic assumptions utilized in determining our general current expected credit loss (“CECL”) reserve. Credit loss expenses relate to changes in the Company’s general and specific CECL reserves for the Company’s Loans receivable, held-for-investment and Mortgage-backed securities, held-to-maturity portfolios, and the credit loss allowance associated with the Company’s Mortgage-backed securities available-for-sale.
Non-GAAP Financial Measures
Funds from Operations and Modified Funds from Operations
We use Funds from Operations (“FFO”), a widely accepted non-GAAP financial metric, to evaluate our performance. FFO provides a supplemental measure to compare our performance and operations to other REITs. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts (“NAREIT”) has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated entities. In addition, NAREIT has further clarified the FFO definition to add-back impairment write-downs of depreciable real estate or of investments in unconsolidated entities that are driven by measurable decreases in the fair value of depreciable real estate and to exclude the earnings impacts of cumulative effects of accounting changes. We have adopted the NAREIT definition for computing FFO.

Due to the unique features of publicly registered, non-listed REITs, the Institute for Portfolio Alternatives (“IPA”), an industry trade group, published a standardized non-GAAP financial measure known as Modified Funds from Operations (“MFFO”), which the IPA has promulgated as a supplemental measure for publicly registered non-listed REITs and which may be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT.
The IPA defines MFFO as FFO adjusted for acquisition fees and expenses, amounts relating to straight line rents and amortization of premiums or accretion of discounts on debt investments, non-recurring impairments of real estate-related investments, mark-to-market adjustments included in net income, non-recurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures.
Because MFFO may be a recognized measure of operating performance within the non-listed REIT industry, MFFO and the adjustments used to calculate it may be useful in order to evaluate our performance against other non-listed REITs. Like FFO, MFFO is not equivalent to our net income or loss as determined under GAAP, as detailed in the table below, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we continue to acquire a significant amount of investments.
Our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other REITs. We believe that the use of FFO and MFFO provides a more complete understanding of our operating performance to stockholders and to management, and when compared year over year, reflects the impact on our operations from trends in operating costs, general and administrative expenses, and interest costs. Neither FFO nor MFFO is intended to be an alternative to “net income” or to “cash flows from operating activities” as determined by GAAP as a measure of our capacity to pay distributions. Management uses FFO and MFFO to compare our operating performance to that of other REITs and to assess our operating performance.
Neither the SEC, any other regulatory body nor NAREIT has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, another regulatory body or NAREIT may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.
Our FFO and MFFO are calculated for the three months ended March 31, 2025 and 2024 as follows:
	Three Months Ended March 31,
	2025	2024
Net income (GAAP)	$42,640	$15,820
Adjustments to arrive at funds from operations:
Real estate depreciation and amortization	6,478	1,835
Funds from operations	$49,118	$17,655
Adjustments to arrive at modified funds from operations:
Accretion of discount on mortgage-backed securities held-to-maturity	(787)	(713)
Straight-line rental income	(41)	(1,356)
Net change in unrealized (gain) loss on interest rate cap	582	784
Credit loss expense, net	(10,701)	39,960
Net change in unrealized (gain) loss on mortgage-backed securities fair value option	(158)	(77)
Unrealized (gain) loss on mortgage loans and obligations held in securitization trusts, net	853	(532)
Modified funds from operations	$38,866	$55,721

NAV per Share
FS Real Estate Advisor calculates our NAV per share in accordance with the valuation guidelines approved by our board of directors for the purposes of establishing a price for shares sold in our public offering as well as establishing a repurchase price for shares repurchased pursuant to our share repurchase plan.
In general, our investments are valued by FS Real Estate Advisor based on market quotations, at amortized cost or at fair value determined in accordance with GAAP. In accordance with the valuation guidelines approved by our board of directors, FS Real Estate Advisor calculates our NAV per share for each class of our common stock as of the last calendar day of each month. For purposes of calculating our NAV, FS Real Estate Advisor uses the following valuation methods:
•
Commercial real estate debt classified as held-for-investment is valued at amortized cost, net of unamortized acquisition premiums or discounts, loan fees, and origination costs. Mortgage-backed securities are classified as held-to-maturity when we intend to and can hold such securities until maturity and are valued at amortized cost, net of unamortized acquisition premium or discount. Our general CECL reserve is not considered impairment and is excluded from our NAV calculation consistent with other unrealized gains (losses) for investments expected to be held to maturity pursuant to our existing policy for calculating NAV. We recognize such potential credit losses in the NAV calculation if and when a loan is deemed impaired. Impairment is indicated when it is deemed probable that we will not be able to collect all amounts due to us pursuant to the contractual terms of the loan. If a loan is determined to be impaired, the loan is written down through a loan specific reserve. See Note 2 to our unaudited consolidated financial statements included herein for additional information regarding our accounting for impaired loans, including significant judgments and assumptions included. At least quarterly, FS Real Estate Advisor, with assistance from our sub-adviser, evaluates for impairment each loan classified as held-for-investment.

•
Mortgage-backed securities that we do not classify as held-to-maturity are reported at fair value. On a monthly basis, FS Real Estate Advisor values such securities using quotations obtained from an independent third-party pricing service, which provides prevailing bid and ask prices that are screened for validity by the third-party pricing service on the valuation date. For securities for which there is no readily available market quotations, FS Real Estate Advisor values the security using current market data and a valuation provided by an independent third-party valuation firm. Each investment is valued by FS Real Estate Advisor no less frequently than quarterly.

•
Purchased commercial real estate properties are initially valued at cost, which is expected to represent fair value at that time. FS Real Estate Advisor, with assistance from our sub-adviser, expects to receive an appraisal performed by an independent third-party appraisal firm on each property purchased prior to or upon acquisition. Foreclosed properties are initially measured at fair value by the adviser. Each property will then be valued by an independent third party monthly, commencing with the month subsequent to acquisition. Properties accounted for as held-for-investment are reported at fair value, while properties accounted for as held-for-sale are reported at fair value less estimated costs to sell. The independent third-party valuation firm will provide a monthly valuation for each property using the discounted cash flow methodology (income approach) as a primary methodology, although other industry standard methodologies may be used, including the sales comparison and replacement cost approaches. Further, the independent third-party valuation firm will provide an annual valuation for each property, which will be consistent with its monthly valuation but will also reflect (i) property specific factors such as property income, cash flow forecasts, capital improvements and key performance indicators (e.g. occupancy rates) and (ii) market specific factors such as discount rates, capitalization rates and market sale transactions.

•
Liabilities include repurchase agreements payable, credit facility payable, collateralized loan obligations, mortgage obligations, fees payable to FS Real Estate Advisor and the dealer manager, accounts payable, accrued operating expenses, any portfolio-level credit facilities, and other liabilities. All liabilities are valued at amounts payable, net of unamortized premium or discount, and net of unamortized debt issuance costs. Liabilities related to stockholder servicing fees allocable to Class T, Class S, Class D and Class M shares are only included in the NAV calculation for those classes. Liabilities related to the base management fee is a class-specific expense for Class T, Class S, Class D, Class M and Class I shares, and the performance fee is a class-specific expense for Class T, Class S,

Class D, Class M, Class I and Class Y shares. Class I PCRs will not be treated as a liability unless and until Class I shares are issuable pursuant to our advisory agreement and the Class I PCR agreement.
Loans receivable and mortgage-backed securities held-to-maturity are valued at amortized cost, consistent with how they are recorded in accordance with GAAP, as these instruments are intended to be held-to-maturity. Liabilities are valued at amortized cost as these obligations are expected to be satisfied at their carrying value. See Note 9 to our unaudited consolidated financial statements included herein for additional information including a comparison of our carrying value and an estimate of the fair value of our loans receivable held-for-investment, mortgage-backed securities held-to-maturity, repurchase agreements payable, credit facility payable, collateralized loan obligations, and mortgage note payable.
The following table provides a breakdown of the major components of our total NAV as of March 31, 2025:
Components of NAV	March 31, 2025
Cash and cash equivalents	$150,288
Restricted cash	29,851
Loans receivable	7,390,851
Mortgage-backed securities held-to-maturity	79,055
Mortgage-backed securities, at fair value	388,450
Reimbursement due from sponsor	357
Interest receivable	61,819
Investments in real estate, held-for-investment	410,695
Investments in real estate, held-for-sale	164,233
Receivable for investment sold and repaid	140,820
Other assets	6,493
Mortgage loans held in securitization trusts, at fair value	1,923,554
Repurchase agreements payable, net	(1,698,307)
Credit facility payable, net	(839,038)
Collateralized loan obligations, net	(3,235,840)
Mortgage note payable, net	(124,567)
Accrued servicing fees(1)	(1,792)
Other liabilities	(159,838)
Mortgage obligations issued by securitization trusts, at fair value	(1,755,433)
Net asset value	$2,931,651

(1)
See Reconciliation of Stockholders’ Equity to NAV below for an explanation of the differences between the stockholder servicing fees accrued for purposes of NAV and the amount accrued under GAAP.

The following table provides a breakdown of our total NAV and NAV per share by share class as of March 31, 2025:
NAV per Share	Class F	Class Y	Class T	Class S	Class D	Class M	Class I	Total
Net asset value	$18,633	$20,282	$20,538	$1,609,524	$10,344	$100,672	$1,151,658	$2,931,651
Number of outstanding shares	736,830	843,658	830,362	64,438,603	417,326	4,052,079	47,842,442	119,161,300
NAV per share as of March 31, 2025	$25.2883	$24.0411	$24.7334	$24.9776	$24.7865	$24.8445	$24.0719

The following table details the weighted average discount rate and exit capitalization rate by property type, which are the key assumptions used in the discounted cash flow valuations as of March 31, 2025:
Property Type	Discount Rate	Exit Capitalization Rate
Office	9.80%	6.60%
Multifamily	7.11%	5.20%
Discount rate and exit capitalization rate are the key assumptions used in the discounted cash flow valuation of our investments in real estate. A change in these assumptions would impact the calculation of the value of our real estate investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:
Input	Hypothetical Change	Office Investment Values	Multifamily Investment Values
Discount Rate	0.25% decrease	2.5%	1.9%
(weighted average)	0.25% increase	(2.5)%	(1.8)%
Exit Capitalization Rate	0.25% decrease	8.4%	3.3%
(weighted average)	0.25% increase	(7.8)%	(2.9)%
The following table sets forth a reconciliation of our stockholders’ equity to our NAV as of March 31, 2025:
Reconciliation of Stockholders’ Equity to NAV	March 31, 2025
Total stockholders’ equity under GAAP	$2,728,424
Preferred stock	(125)
Total stockholders’ equity, net of preferred stock, under GAAP	2,728,299
Adjustments:
Accrued stockholder servicing fees(1)	94,854
General CECL reserve(2)	83,843
Unrealized real estate appreciation(3)	(881)
Accumulated depreciation and amortization(4)	32,828
Other adjustments(5)	(7,292)
Net asset value	$2,931,651

(1)
Stockholder servicing fees only apply to Class T, Class S, Class D and Class M shares. Under GAAP, we accrue future stockholder servicing fees in an amount equal to our best estimate of fees payable to FS Investment Solutions at the time such shares are sold. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis. As a result, the estimated liability for the future stockholder servicing fees, which are accrued at the time each share is sold, will have no effect on the NAV of any class.

(2)
Our loans receivable held-for-investment and mortgage-backed securities held-for-investment balances include a general CECL reserve in our GAAP unaudited consolidated financial statements. For purposes of calculating our NAV, our general CECL reserve is excluded. We recognize a specific CECL reserve in the NAV calculation if and when a loan is deemed impaired, as described above.

(3)
Our investment in real estate is presented at its depreciated cost basis in our GAAP unaudited consolidated financial statements. As such, any increases or decreases in the fair market value of our investment in real estate is not included in our GAAP results. For purposes of calculating our NAV, our investment in real estate is recorded at fair value.

(4)
We depreciate our investment in real estate and amortize certain other assets and liabilities in accordance with GAAP. Such depreciation and amortization are not recorded for purposes of determining our NAV.

(5)
Includes (i) straight-line rent receivables, which are recorded in accordance with GAAP but not recorded for purposes of determining our NAV, (ii) increases or decreases in the fair market value of our interest rate cap, which is recorded in accordance with GAAP but not recorded for purposes of determining our NAV. For purposes of calculating our NAV, the interest rate cap is amortized over its term, and (iii) other adjustments.

Limits on the Calculation of Our Per Share NAV
Although our primary goal in establishing our valuation guidelines is to produce a valuation that represents a fair and accurate estimate of the value of our investments, the methodologies used are based on judgments, assumptions and opinions about future events that may or may not prove to be correct, and if different judgments, assumptions or opinions were used, a different estimate would likely result. Furthermore, our published per share NAV may not fully reflect certain extraordinary events because we may not be able to immediately quantify the financial impact of such events on our portfolio. FS Real Estate Advisor monitors our portfolio between valuations to determine whether there have been any extraordinary events that may have materially changed the estimated market value of the portfolio, such as significant market events or disruptions or force majeure events. If required by applicable securities law, we will promptly disclose the occurrence of such event in a prospectus supplement and FS Real Estate Advisor will analyze the impact of such extraordinary event on our portfolio and determine, in coordination with third-party valuation services, the appropriate adjustment to be made to our NAV. We will not, however, retroactively adjust NAV. To the extent that the extraordinary events may result in a material change in value of a specific investment, FS Real Estate Advisor will order a new valuation of the investment, which will be prepared by a third-party valuation service. It is not known whether any resulting disparity will benefit stockholders whose shares are or are not being repurchased or purchasers of our common stock. In calculating the number of shares outstanding used in calculating our NAV, we include the number of estimated Class I shares, if any, issuable to the adviser and the sub-adviser pursuant to the PCR Agreement based on the achievement of the Performance Conditions (as defined in the PCR Agreement), which estimate we will true up following the issuance of such Class I shares pursuant to the PCR Agreement.
We include no discounts to our NAV for the illiquid nature of our shares, including the limitations on the ability to sell shares under our share repurchase plan and our ability to suspend or terminate our share repurchase plan at any time. Our NAV generally does not consider exit costs that would likely be incurred if our assets and liabilities were liquidated or sold. While we may use market pricing concepts to value individual components of our NAV, our per share NAV is not derived from the market pricing information of open-end real estate funds listed on stock exchanges.
We do not represent, warranty or guarantee that:
•
a stockholder would be able to realize the NAV per share for the class of shares a stockholder owns if the stockholder attempts to sell its shares;

•
a stockholder would ultimately realize distributions per share equal to per share NAV upon a liquidation of our assets and settlement of our liabilities or upon any other liquidity event;

•
shares of our common stock would trade at per share NAV on a national securities exchange;

•
a third party in an arm’s-length transaction would offer to purchase all or substantially all of our shares of common stock at NAV;

•
NAV would equate to a market price for an open-end real estate fund; and

•
NAV would represent the fair value of our assets less liabilities under GAAP.

Liquidity and Capital Resources
As of March 31, 2025, we had $180,139 in cash and cash equivalents, which we and our wholly owned subsidiaries held in custodial accounts. In addition, as of March 31, 2025, we had $2,189,665 in borrowings available under our financing arrangements, subject to borrowing base and other limitations. As of March 31, 2025, we had unfunded loan commitments of $248,296. We maintain sufficient cash on hand and available borrowings to fund such unfunded commitments should the need arise.

We will obtain the funds required to purchase or originate investments and conduct our operations from the net proceeds of our public offering, the private placement of our Class I shares and any future offerings we may conduct, from secured and unsecured borrowings from banks and other lenders, and from any undistributed funds from operations. Our principal demands for funds will be for asset acquisitions/originations, the payment of operating expenses and distributions, the payment of interest on any outstanding indebtedness and repurchases of our common stock pursuant to our share repurchase plan. Generally, cash needs for items other than asset acquisitions/originations will be met from operations, and cash needs for asset acquisitions/originations will be funded by public offerings of our shares and debt financings. However, there may be a delay between the sale of our shares and our purchase/originations of assets, which could result in a delay in the benefits to our stockholders of returns generated from our investment operations. Our leverage may not exceed 300% of our total net assets (as defined in our charter) as of the date of any borrowing unless a majority of our independent directors vote to approve any borrowing in excess of this amount. Our board of directors will continue to review our ratio of leverage to total net assets on a quarterly basis, as required by our charter.
	March 31, 2025	December 31, 2024
Debt-to-equity ratio(1)	2.1x	2.1x
Leverage-to-net assets ratio(2)	2.0x	2.0x

(1)
Represents (i) total gross outstanding debt agreements less cash on our consolidated balance sheets (ii) total stockholder’s equity, in each case, at period end.

(2)
Represents (i) total gross outstanding debt agreements (ii) total net asset value (as defined in our charter), in each case, at period end. See NAV per share section within Item 2 for a reconciliation between our stockholder’s equity to net asset value.

If we are unable to continue to raise substantial funds in our public offering, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. We have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in our public offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.
Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders or proceeds from the sale of assets or collection of loans receivable.
In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to FS Real Estate Advisor and FS Investment Solutions, the dealer manager for our public offering. During the offering stage of our public offering, these payments will include payments to FS Real Estate Advisor and its affiliates for reimbursement of certain organization and offering expenses. We will reimburse FS Real Estate Advisor for the organization and offering costs it or Rialto incurs on our behalf only to the extent that the reimbursement would not cause the selling commissions, dealer manager fees, accountable due diligence expenses, stockholder servicing fees and the other organization and offering expenses borne by us to exceed 15.0% of the gross offering proceeds from the primary offering as the amount of proceeds increases. FS Real Estate Advisor may be reimbursed for any organization and offering expenses that it or Rialto has incurred on our behalf, up to a cap of 0.75% of gross proceeds raised. FS Investments funded our offering costs in the amount of $28,625 for the period from November 7, 2016 (Inception) to March 31, 2025. Through March 31, 2025, we reimbursed $24,531 to FS Real Estate Advisor for offering expenses previously funded. As of March 31, 2025, $3,852 of offering expenses previously funded remained subject to reimbursement to FS Real Estate Advisor and Rialto.
Subject to the limitations in the advisory agreement and sub-advisory agreement, we expect to make payments to FS Real Estate Advisor in connection with the management of our assets and costs incurred by FS Real Estate Advisor and Rialto in providing services to us. The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of FS Real Estate Advisor and our board of directors. On August 1, 2024, our board of directors approved the renewal of the advisory agreement effective as of December 1, 2024 for an additional one-year term expiring December 1, 2025. For a discussion of the compensation to be paid to FS Real Estate Advisor and FS Investment Solutions, see Note 7 to our unaudited consolidated financial statements included herein.
Cash Flows
The following table provides a breakdown of the net change in our cash and cash equivalents and restricted cash:
	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities	$39,094	$63,689
Cash flows used in investing activities	(60,923)	(168,246)
Cash flows from financing activities	111,428	(35,963)
Net increase (decrease) in cash and cash equivalents and restricted cash	$89,599	$(140,520)
Cash flows from operating activities decreased $24,595 during the three months ended March 31, 2025 compared to the corresponding period in 2024 primarily due to the change in net interest income in addition to the change in other assets and accrued expenses during the period.
Cash flows used in investing activities decreased $107,323 during the three months ended March 31, 2025 compared to the corresponding period in 2024 primarily due to the net increase in principal collections from loans receivable of $350,690.
Cash flows from financing activities increased $147,391 during the three months ended March 31, 2025 compared to the corresponding period in 2024 primarily due to a net increase in borrowings.
We utilize our credit and repurchase facilities primarily to finance our loan originations on a short-term basis prior to loan securitizations, including through CLOs. The timing, size, and frequency of our securitizations impact the balances of these borrowings, and produce some fluctuations. The following table provides additional information regarding the balances of our borrowings:
Quarter Ended	Quarterly Average Unpaid Principal Balance	End of Period Unpaid Principal Balance	Maximum Unpaid Principal Balance at Any Month-End
March 31, 2025	$2,186,617	$2,553,029	$2,553,029
December 31, 2024	$1,649,194	$1,713,307	$1,714,728
September 30, 2024	$1,651,420	$1,635,765	$1,648,227
June 30, 2024	$1,270,654	$1,648,859	$1,648,859
March 31, 2024	$1,150,574	$1,263,448	$1,263,448
Critical Accounting Policies and Estimates
Our financial statements are prepared in conformity with GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Refer to the section of our Form 10-K entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” for a full discussion of our critical accounting policies and estimates. There have been no material changes to our critical accounting policies and estimates described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. See Note 2 to our unaudited consolidated financial statements included herein for additional information regarding our accounting policies and significant accounting estimates.

Related Party Transactions
Compensation of FS Real Estate Advisor, Rialto and the Dealer Manager
Pursuant to the advisory agreement, FS Real Estate Advisor is entitled to an annual base management fee equal to 1.25% of the NAV for our Class T, Class S, Class D, Class M and Class I shares and a performance fee in an amount equal to 10.0% of the Core Earnings for the immediately preceding quarter, subject to a hurdle rate, expressed as a rate of return on average adjusted capital, equal to 1.625% per quarter, or an annualized hurdle rate of 6.5%. We also reimburse FS Real Estate Advisor and Rialto for their actual cost incurred on providing administrative services to us, including the allocable portion of compensation and related expenses of certain personnel providing such administrative services. Further, origination fees of up to 1.0% of the loan amount for first lien, subordinated or mezzanine debt or preferred equity financing may be retained by Rialto or FS Real Estate Advisor. FS Real Estate Advisor has also received compensation for the structuring and negotiation of certain financing arrangements. Pursuant to the advisory agreement, we will reimburse FS Real Estate Advisor and its affiliates for expenses incurred relating to our organization and continuous public offering, including the allocable portion of compensation and related expenses of certain personnel of FS Investments related thereto. FS Real Estate Advisor previously agreed to advance all of our organization and offering expenses until we raised $250,000 of gross proceeds from our public offering. In April 2020, FS Real Estate Advisor and Rialto agreed to defer the recoupment of any organization and offering expenses that may be reimbursable by us under the advisory agreement with respect to gross proceeds raised in the offering in excess of $250,000 until FS Real Estate Advisor, in its sole discretion, determined that we had achieved economies of scale sufficient to ensure that we could bear a reasonable level of expenses in relation to our income. We began reimbursing FS Real Estate Advisor in September 2020 and, as such, FS Real Estate Advisor may be reimbursed for any organization and offering expenses that it or Rialto has incurred on our behalf, up to a cap of 0.75% of gross proceeds raised after such time.
The dealer manager for our continuous public offering is FS Investment Solutions, which is an affiliate of FS Real Estate Advisor. Under the dealer manager agreement, FS Investment Solutions is entitled to receive upfront selling commissions and dealer manager fees in connection with the sale of shares of common stock in our continuous public offering. FS Investment Solutions anticipates that all of the selling commissions and dealer manager fees will be reallowed to participating broker-dealers, unless a particular broker-dealer declines to accept some portion of the dealer manager fee they are otherwise eligible to receive. FS Investment Solutions is also entitled to receive stockholder servicing fees, which accrue daily and are paid on a monthly basis. FS Investment Solutions will reallow such stockholder servicing fees to participating broker-dealers, servicing broker-dealers and financial institutions (including bank trust departments) and will waive (pay back to us) stockholder servicing fees to the extent a broker-dealer or financial institution is not eligible or otherwise declines to receive all or a portion of such fees.
See Note 7 to our unaudited consolidated financial statements included herein for additional information regarding our related party transactions and relationships, including a description of the fees and amounts due to FS Real Estate Advisor, compensation of FS Investment Solutions, capital contributions by FS Investments and Rialto and, our expense limitation agreement with FS Investments.
FS Investment Solutions also serves or served as the placement agent for our private offerings pursuant to placement agreements. FS Investment Solutions does not receive any compensation pursuant to these agreements.
Item 3.   Quantitative and Qualitative Disclosures About Market Risk.
We are subject to financial market risks, including changes in interest rates. As of March 31, 2025, 96% of the outstanding principal of our debt investments were floating-rate investments. A rise in the general level of interest rates can be expected to lead to higher interest rates applicable to any variable rate investments we may hold and to declines in the value of any fixed rate investments we may hold. However, many of our variable rate investments provide for an interest rate floor, which may prevent our interest income from increasing until benchmark interest rates increase beyond a threshold amount. To the extent that a substantial portion of our investments may be in variable rate investments, an increase in interest rates beyond this threshold would make it easier for us to meet or exceed our performance fee hurdle rate and may result in a substantial increase in our net investment income and the amount of performance fees payable to FS Real Estate Advisor.
Pursuant to the terms of the FS Rialto 2021-FL2, 2021-FL3, 2022-FL4, 2024-FL9, and 2025-FL10 the WF-1 Facility, the GS-1 Facility, the BB-1 Facility, the MS-1 Facility, the Barclays Revolving Credit Facility, the NTX-1 Facility, the BMO-1 Facility, the Lucid Facility, the Natixis loan, the MM-1 Facility, the WF-2 Facility, the CB-1 Facility, and the Finance Blue Facility borrowings are at a floating-rate based on SOFR, and the pricing rate for any specific transaction executed under the RBC Facility may be charged, pursuant to the terms agreed for that transaction, at a floating-rate based on SOFR. To the extent that any present or future credit facilities or other financing arrangements that we or any of our subsidiaries enter into are based on a floating interest rate, we will be subject to risks relating to changes in market interest rates. In periods of rising interest rates, when we have debt outstanding, our cost of funds would increase, which could reduce our net investment income, especially to the extent we hold fixed rate investments.
We may seek to limit the impact of rising interest rates on earnings and cash flows through the use of derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets.
The following table shows the effect over a twelve-month period of changes in interest rates on our interest income, interest expense, and net interest income, assuming no changes in the composition of our investment portfolio, including the accrual status of our investments, and our financing arrangements in effect as of March 31, 2025:
Basis Point Changes in Interest Rates	Increase (Decrease) in Interest Income	Increase (Decrease) in Interest Expense	Increase (Decrease) in Net Interest Income	Percentage Change in Net Interest Income
Down 50 basis points(1)	$(37,013)	$(27,816)	$(9,197)	(3.6)%
Down 25 basis points(1)	$(18,824)	$(13,908)	$(4,916)	(1.9)%
No change	—	—	—	—
Up 25 basis points	$18,851	$13,908	$4,943	1.9%
Up 50 basis points	$37,739	$27,816	$9,923	3.9%

(1)
Decrease in rates assumes SOFR does not decrease below 0%.

Item 4.
Controls and Procedures.

Evaluation of Disclosure Controls and Procedures
As required by Rule 13a-15(b) under the Exchange Act, we carried out an evaluation, under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2025.
Based on the foregoing, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were effective to provide reasonable assurance that we would meet our disclosure obligations.
Changes in Internal Control Over Financial Reporting
There have been no changes in our internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) or 15d-15(f) that occurred during the three months ended March 31, 2025, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION
Item 1.
Legal Proceedings.

We are not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us. From time to time, we may be party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. While the outcome of any legal proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material adverse effect upon our financial condition or results of operations.
Item 1A.
Risk Factors.

In addition to the other information set forth in this Quarterly Report on Form 10-Q, you should carefully consider the risk factors that appeared under Item 1A. “Risk Factors” in our most recent Annual Report on Form 10-K, as supplemented by this Quarterly Report on Form 10-Q. There are no material changes from the risk factors included within our most recent Annual Report on Form 10-K for the year ended December 31, 2024.
Item 2.
Unregistered Sales of Equity Securities and Use of Proceeds.

Share Repurchase Program
We have adopted a share repurchase plan, whereby on a monthly basis, stockholders may request that we repurchase all or any portion of their shares. The repurchase of shares is limited to no more than 2% of our aggregate NAV per month of all classes of shares then participating in our share repurchase plan and no more than 5% of our aggregate NAV per calendar quarter of all classes of shares then participating in our share repurchase plan, which means that in any 12-month period, we limit repurchases to approximately 20% of the total NAV of all classes of shares then participating in the share repurchase plan.
During the three months ended March 31, 2025, we repurchased shares of our common stock in the following amounts, which represented all of the share repurchase requested received for the same period:
Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs(1)
January 1 – January 31, 2025	1,692,506	$24.86	1,692,506	—
February 1 – February 28, 2025	1,716,262	$24.70	1,716,262	—
March 1 – March 31, 2025	4,155,577	$24.54	4,155,577	—
Total	7,564,345		7,564,345	—

(1)
Repurchases are limited as described above.

Item 3.
Defaults upon Senior Securities.

Not applicable.
Item 4.
Mine Safety Disclosures.

Not applicable.
Item 5.
Other Information.

None.

Item 6.
Exhibits.

3.1	Second Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-11, as filed by the Registrant with the SEC on September 7, 2017).
3.2	Articles of Amendment (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on August 17, 2018).
3.3	Second Articles of Amendment (incorporated by reference to Exhibit 3.3 of the Registrant’s Quarterly Report on Form 10-Q, as filed by the Registrant with the SEC on August 14, 2019).
3.4	Third Articles of Amendment (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on April 28, 2022).
3.5	Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-11, as filed by the Registrant with the SEC on February 13, 2017).
4.1	Amended and Restated Distribution Reinvestment Plan (incorporated by reference to Exhibit 4.2 of the Registrant’s Post-Effective Amendment No. 4 to Form S-11, as filed by the Registrant with the SEC on April 12, 2024).
10.1	Second Amendment to Master Repurchase Agreement, dated as of January 8, 2025, between FS CREIT Finance NTX-1 LLC and Natixis (incorporated by reference to Exhibit 10.94 of the Registrant’s Current Report on Form 10-K, as filed by the Registrant with the SEC on March 21, 2025.)
10.2	Thirteenth Amendment to Uncommitted Master Repurchase and Securities Contract Agreement, dated as of January 28, 2025, between FS CREIT Finance GS-1 LLC and Goldman Sachs Bank USA (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on January 30, 2025.)
10.3	Master Repurchase Agreement dated as of February 14, 2025, between FS CREIT Finance CB-1 LLC, and Citibank, N.A. (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on February 19, 2025.)
10.4	Guaranty dated as of February 14, 2025, made by FS Credit Real Estate Income Trust, Inc. in favor of Citibank, N.A. (incorporated by reference to Exhibit 2.2 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on February 19, 2025.)
10.5	Indenture dated as of February 19, 2025, by and among FS Rialto 2025-FL10 Issuer, LLC, Wilmington Trust, National Association, Computershare Trust Company, National Association and FS Credit Real Estate Income Trust, Inc. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on February 21, 2025.)
10.6	Class I Restricted Stock Unit Award Agreement, dated March 11, 2025, by and among FS Credit Real Estate Income Trust, Inc., FS Real Estate Advisor, LLC and Rialto Capital Management, LLC (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on March 17, 2025).
10.7	Amendment No. 1 to the Class I Restricted Stock Unit Award Agreement, dated March 11, 2025, by and among FS Credit Real Estate Income Trust, Inc., FS Real Estate Advisor, LLC and Rialto Capital Management, LLC (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on March 17, 2025).
10.8	First Amendment to Master Repurchase and Securities Contract, dated as of March 26, 2025, between FS CREIT Finance WF-2 LLC and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on April 2, 2025).

10.9	Ninth Amendment to Master Repurchase Agreement, dated as of April 2, 2025, by and between FS CREIT Finance BB-1 LLC and Barclays Bank PLC (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on April 4, 2025).
10.10	Amendment No. 4 to Master Repurchase Agreement, dated as of April 17, 2025, by and among Bank of Montreal, FS CREIT Finance BMO-1 LLC and FS Credit Real Estate Income Trust, Inc. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on April 23, 2025).
10.11	Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement, dated as of April 25, 2025, by and between Goldman Sachs Bank USA and FS CREIT Finance GS-1 LLC (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on April 25, 2025).
10.12	Amended and Restated Guarantee Agreement, dated as of April 25, 2025, by and between Goldman Sachs Bank USA and FS Credit Real Estate Income Trust, Inc. (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on April 25, 2025).
31.1*	Certification of Chief Executive Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Chief Financial Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1+	Certification of Chief Executive Officer and Chief Financial Officer, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS*	Inline XBRL Instance Document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*
Filed herewith

+
This exhibit shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that Section. Such exhibit shall not be deemed incorporated into any filing under the Securities Act or the Exchange Act.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Quarterly Report to be signed on its behalf by the undersigned, thereunto duly authorized on May 13, 2025.
FS CREDIT REAL ESTATE INCOME TRUST, INC.
By:
/s/ MICHAEL C. FORMAN

Michael C. Forman
Chief Executive Officer
(Principal Executive Officer)
By:
/s/ BRIAN GOLD

Brian Gold
Chief Financial Officer
(Principal Accounting and Financial Officer)